As filed with the Securities and Exchange Commission on July 15, 1998
                                                      Registration No. 333-52531


================================================================================


                       Securities and Exchange Commission
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1


                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               INFONOW CORPORATION
              ---------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                       7371                    04-3083360
----------------------------   ---------------------------   ------------------
(State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

        1875 Lawrence Street, Suite 1100, Denver, CO 80202 (303) 293-0212
        -----------------------------------------------------------------
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive offices and place of business)

                                 Kevin D. Andrew
                             Chief Financial Officer
                               InfoNow Corporation
                        1875 Lawrence Street, Suite 1100
                                Denver, CO 80202
                                 (303) 293-0212
               (Address, including zip code and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 Peter J. Jensen
                         Chrisman, Bynum & Johnson, P.C.
                              1900 Fifteenth Street
                                Boulder, CO 80302


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                       3,485,647 Shares


                               InfoNow Corporation
                                  Common Stock
                           (par value $.001 per share)



     This Prospectus relates to up to 3,485,647 shares (the "Shares") of the common stock, $.001 par value per share (the "Common Stock") of InfoNow Corporation ("InfoNow" or the "Company"), which may be offered from time to time by the Selling Stockholders named herein under "Selling Stockholders." The Shares fall into two categories: (i) those which are now owned by the Selling Stockholders as a result of purchases from the Company or received in connection with mergers with the Company, in private transactions which were exempt from registration under Section 4(2) or Regulation D of the Securities Act of 1933; and (ii) those which may be purchased from the Company in the future upon exercise of certain warrants held by the Selling Stockholders.


     The Company will not receive any of the proceeds from the sale of the Shares. The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares offered by the Selling Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales.


     As of the close of trading on JULY 8, 1998, the closing sale price of the Common Stock as quoted on the NASD Electronic Bulletin Board was $1.22 per share. The Common Stock is also listed for trading on the Vancouver Stock Exchange, under the symbol "INO.U". Total expenses of the offering are estimated to be $15,000, all of which will be paid by the Company.


     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is___________, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the"Commission") a Registration Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") on Form SB-2 under the Securities Act for registration of the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information, and a copy of the Registration Statement can be copied and inspected at the public reference facilities of the Commission at 450 Fifth Street, Washington, D.C. 20549, and at the Commission's regional offices at the 75 Park Place, New York, New York 10278, and 219 South Dearborn Street, Chicago, Illinois 60604. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Company files certain of its materials with the Commission electronically. The Commission maintains a World Wide Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     The Company intends to furnish its stockholders with Annual Reports containing audited financial statements for each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS".

                                   THE COMPANY

     InfoNow(R) Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNow(R) Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency. Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

     FindNow is an enterprise-wide referral management solution, provided as a turnkey service. FindNow Referral Management Services provide a customer-specific, geographically precise referral, accessible by the Internet, a client's call center, or an interactive voice response unit, delivered across a range of geographies. The FindNow system can provide other customized information to the customer depending on the Client's requirements and can produce summary reports for the Client's use in operations management or market analysis. A sample of completed FindNow RMS Internet implementations can be viewed by anyone with access to the Internet by browsing the "Customers" section of InfoNow's Internet site page at www.infonow.com. InfoNow's primary objective is to be the leading provider of technology-based referral management services to corporate clients.

The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive Officer in October 1995.

     As part of its strategy, the Company acquired Cimarron International, Inc. ("Cimarron") and Navigist, Inc. ("Navigist") in 1995. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997.

                                  THE OFFERING



Common Stock offered by the Selling Stockholders .............  3,485,647 shares


Common Stock offered by the Company...........................  None


Common Stock to be outstanding after the offering(1) .........  6,814,076 shares


Trading symbols:

      NASD Electronic Bulletin Board..........................  "INOW"

      Vancouver Stock Exchange................................  "INO.U"

----------


(1) Excludes up to 2,483,668 shares of Common Stock issuable upon exercise of outstanding warrants and options. 329,055 shares of Common Stock underlying such warrants are registered for resale pursuant to the registration statement of which this Prospectus is a part.


                                                SUMMARY FINANCIAL INFORMATION
                                   (US DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                    Three Months Ended March 31,            Years Ended December 31,
                                                    ----------------------------           ------------------------
                                                       1998              1997                1997             1996
                                                      ----              ----                ----             ----
STATEMENT OF OPERATIONS DATA:
Sales ...................................          $    442           $    226            $   1,053        $   1,124
Operating expenses ......................               744                362                2,678            4,275
Net loss from continuing operations......              (297)              (130)              (1,609)          (3,187)
Net loss.................................              (297)              (140)              (2,361)          (3,092)
Net loss per common share from
continuing operations....................             (0.06)             (0.03)               (0.30)           (0.89)
Net loss per share.......................                --                 --                (0.44)           (0.86)
Weighted average common shares
outstanding..............................         5,363,886          5,509,786             5,396,024       3,587,128


                                                 March 31, 1998                   December 31,
                                                --------------             --------------------------
                                                    1998                     1997                1996
                                                    ----                     ----                ----
BALANCE SHEET DATA:
Working capital (deficit)................            $317                  $  (357)            $ 1,284
Total assets.............................           1,919                    1,324               4,290
Total liabilities........................             982                      926               1,118
Long term debt...........................              35                       47                  92
Stockholder's equity (deficit)...........             937                      398               3,172


                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risks inherent in, and affecting the business of, the Company and this offering before making an investment decision.

LIMITED OPERATING HISTORY; ACCUMULATED LOSS; GOING CONCERN QUALIFICATION

     From the Company's inception in 1990 until May 1995, the Company was involved in the business of distributing software using encrypted CD-ROMs. During 1995 the Company made a strategic decision to focus its business on providing referral management systems under the name FindNow(R). Accordingly, the Company has only limited operating history upon which an evaluation of its business and prospects can be based. Since adopting its current business strategy, the Company has continued to incur net losses from operations on a consolidated basis. The Company has incurred net losses in each year of its existence and expects that it will continue to incur net operating losses at least through the second fiscal quarter of 1998. These continuing losses are attributable to increases in operational capability and marketing and sales costs related to the Company's new focus on its FindNow system. There can be no assurance that the Company can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company has increased and plans to increase further, its operating expenses in order to enhance its currents products and services and increase its sales and marketing efforts. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

     The auditors report included in the Company's annual report for the year ended December 31, 1997 contains an explanatory paragraph which states that "the Company has experienced recurring losses from operations and requires cash to fund continuing operations that raise substantial doubt about its ability to continue as a going concern." The Company will not be able to continue its operations as a going concern or realize its business plan without achieving increased revenues or obtaining financing to meet its working capital needs, neither of which can be assured. In the event that the Company is unable to continue as a going concern, an investor holding equity securities of the Company would likely lose the value of his or her entire investment.

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     The teleservices industry is characterized by rapid technological change. A significant portion of the Company's success will depend on its ability to design, develop, test, market, sell and support new products and enhancements of current products on a timely basis in response to competitive products and evolving demands of the marketplace. There can be no assurance that the Company's financial and technological resources will permit it to develop or market new products successfully or respond effectively to technological changes. The Company anticipates that significant amounts of future revenue will be derived from products and product enhancements which either do not exist today or have not been sold in large enough quantities to ensure market acceptance. The development of new systems is a complex, expensive and uncertain process requiring technical innovation and the accurate anticipation of technological and market trends. The Company will need to continue to attract and retain appropriately skilled employees to successfully develop new systems. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of product enhancements or new products, or that such enhancements or new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or client requirements, the Company's business, results of operations and financial condition could be materially and adversely affected.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET

     The Company's future success is substantially dependent upon continued growth in the use of the Internet and the automation of call center activities in order to support the market for its FindNow and other similar products and services the Company may develop. Rapid growth in the use of and interest in the Internet and use of the technologies similar to the Company's is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become widespread. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as reliable network backbone, or timely development of performance improvements, including high speed modems. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet and FindNow. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially and adversely affected.

EARLY STAGE RISKS; DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS

     The  Company's   recent  adoption  of  a  business   strategy   focused  on
teleservices solutions subjects the Company to the risks inherent in a speculative new enterprise, including the absence of a lengthy operating history, shortage of cash, technology whose application to the Internet is relatively unproven, new untried products and competition from businesses with considerably greater resources. The markets for products and services provided by the Company has only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company's products is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance either that the market for the Company's products will develop or that demand for the Company's products will emerge or become sustainable. The Company's ability to successfully develop additional products and services depends substantially on market acceptance of the Company's FindNow product. If FindNow sales fail to continue to grow, the Company's ability to establish enhancements and other products would be materially and adversely affected. If the market fails to develop or develops more slowly than expected or becomes saturated with competitors, or if the Company's products and services do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition will be materially and adversely affected.

FLUCTUATION IN QUARTERLY OPERATING RESULTS

     The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results of operations. Factors which have had an influence on and may continue to influence the Company's results of operations include the size and timing of customer orders, timing of product introductions or enhancements by the Company or its competitors, market acceptance of new products technology, changes in pricing strategy, and changes status of development expenditures. As a result of the foregoing and other factors, the Company anticipates that it may experience material fluctuation in operating results on a quarterly basis, which may contribute to the volatility in the price of the common stock. See "Management's Discussion and Analysis".

DEPENDENCE ON LIMITED NUMBER OF  CUSTOMERS AND FUTURE SALES

     As of the date of this Prospectus, the Company had contracted with over thirty (30) customers for its FindNow service. Although the use of cash in its operations has declined significantly, the ongoing monthly revenue from these customers is not sufficient to cover operating costs of the Company. The success of the Company will require that the Company increase its customer base, and its failure to do so would materially and adversely affect its financial condition. The Company's current FindNow customers purchase the service pursuant to contracts with a duration of three years or less. The success of the Company is materially dependent on the ability of the Company to attract new customers and obtain renewal contracts with its existing customers.

DEPENDENCE ON SINGLE PRODUCT; DEPENDENCE ON NEW PRODUCTS

     The Company's primary product and service is the FindNow system. The Company is substantially dependent on the sales and market acceptance of FindNow to generate operating revenues and profits. Although the Company is in the process of developing additional products and services, these development efforts are largely focused on enhancing the functionality of the FindNow system. The failure of the Company to successfully market and sell the FindNow service would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may also develop other related products that allow customers to deliver customer service information via the Internet in order to broaden its product line and remain competitive with other offerings in the marketplace. The development of new products involve many risks, including technical, financial and market acceptance risks. There can be no assurance that the Company will be successful in developing and marketing new products and services or that these new offerings would gain market acceptance.

COMPETITION

     The market for teleservices solutions, including the market for the Company's products and services, is intensely competitive, fragmented and rapidly evolving. Many of the Company's potential competitors are larger and have substantially greater financial, technical, and marketing resources than the Company. Competition for these services could result in price reductions for the Company's products and services. Increased competition from existing competitors and competing products, or the introduction of new products superior to the Company's own products, would have a material adverse affect on the Company's financial condition. The Company's future success will be dependent upon its ability to remain competitive with respect to services offered and the technical capabilities of the products offered.

GENERAL BUSINESS RISKS

     The Company has developed its business plans and strategies based on the rapidly increasing size of the teleservices markets and the Company's participation in those markets. In addition, the Company has made assumptions regarding estimated sales cycle, price and acceptance of the Company's products and services, and the costs of further developing and providing those products and services. Although these are based on the best estimates of management, there can be no assurance that these assumptions will prove to be correct. Future operational results of the Company will depend on many factors including future economic, market and competitive conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the ability of the Company to control.

DEPENDENCE ON INTERNET AND TELECOMMUNICATION INFRASTRUCTURE AND ACCESS

     The sales of the Company's products and services are dependent on reliable access and operations of the Internet and other telecommunications networks. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace.

LIMITED MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SHARE PRICE

     The Company's securities are traded on the NASD's "Electronic Bulletin Board" and the Vancouver Stock Exchange. These markets have often been characterized by low trading volume, large price fluctuations and limited liquidity for many issuers listed on these markets. As a result, an investor may find it more difficult to dispose of, or to obtain accurate price quotations of the Company's securities. In addition, it may be more difficult for the Company to obtain additional equity financing needed for expansion of its operations in the future if the Company's stock is not traded on Nasdaq Small Cap or other national exchange.

POSSIBLE NEED FOR ADDITIONAL CAPITAL

     The Company's cash flow from operations is not sufficient to fund the operations of the Company. The Company is currently dependent upon cash reserves to fund its ongoing operations as well as to execute its business plan with respect to the development of FindNow and related products. The Company currently projects that available cash balances together with projected cash flow from operations will be sufficient to fund the Company's operations through 1998. However, in the event that the market acceptance of the Company's products and services is not as robust as anticipated, competition is greater than anticipated, development of new products or enhancements to existing products is costlier or slower than expected, or that the Company's projections otherwise prove to be inaccurate, the Company may need to seek additional financing. In such case, the Company will generally be required to seek additional debt or equity financing to fund the costs of daily operations. There can be no assurance that the Company will be able to successfully obtain additional debt or equity financing, if needed, or that such financing would not result in substantial dilution of current shareholders.

DEPENDENCE ON THIRD PARTY TECHNOLOGY

     The Company's primary product, FindNow, incorporates technology developed and owned by third parties. The Company relies to a certain extent upon such third parties' ability to enhance their current products, and to develop new products on a timely and cost effective basis that will meet changing customer needs and respond to competitive and technological changes. If the Company were to breach its license agreements or the license agreements were terminated, the Company could lose the right to use the licensed software. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products. In addition, if the Company were not able to obtain adequate support for third party software or such software were to become incompatible with the Company's software, the Company would need to redesign its software or seek comparable replacements. There can be no assurances that the Company could successfully redesign its software or that adequate replacements for third party software could be located and integrated into the Company's system.

CONTROL BY PRINCIPAL STOCKHOLDERS


     As of June 15, 1998, the Company had 6,814,076 shares of Common Stock outstanding. Of this total amount outstanding, officers, directors and those shares holders holding more than 5% of the outstanding shares control 42.2% of the outstanding shares, or approximately 50.5% assuming that these shareholders were to exercise options and warrants exercisable within the next 60 days. As a result, these shareholders acting together will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions.


DEPENDENCE UPON KEY PERSONNEL; CHANGES IN MANAGEMENT GROUP; ATTRACTION AND RETENTION OF QUALIFIED PERSONS

     The Company is substantially dependent upon the services of its senior management and key technical personnel. The loss of the services of one or more of such executives could have a material adverse effect on the Company. The Company's future growth and success depends, in large part, upon its ability to obtain, retain and expand its staff of technical and marketing personnel. There can be no assurance that the Company will be successful in its efforts to attract and retain such personnel. The Company has employment agreements with its chief executive officer and certain other senior officers but does not have employment agreements with its key technical personnel.

BUSINESS INTERRUPTIONS

     The Company's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. The Company's principal Web server equipment and operations are housed and maintained by Rocky Mountain Internet at its operations center in Denver, Colorado. The Company has also recently completed the installation of a redundant operations site at Qwest Communications also located in Denver, Colorado. Although these facilities have safeguard protections such as a halon fire system, redundant telecommunications access, off-site storage of backups and 24 hour systems maintenance support, the Company may still experience outages due to multiple failures of systems or area-wide natural disasters as both sites are located in Denver. In addition, despite the implementation of network security measures by the Company, its servers may remain vulnerable to computer viruses and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions or delays in service to the Company's customers which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company also carries property insurance in the event of equipment damage. However, such safeguards and insurance may not be adequate to compensate for all losses that may occur from business interruptions.

FORWARD LOOKING STATEMENTS

     The Company's actual results may vary materially from the forward looking statements made above. The Company intends that such statements be subject to the safe harbor provision of the Securities Act. The Company's forward-looking statements include the plans and objectives of management for future operations and relate to: (i) the ability of the Company to generate future sales of the Company's FindNowSM service, (ii) market acceptance of the FindNowSM service,
(iii) success of the Company in forecasting and meeting the demand of the customers of the FindNowSM service, including maintaining technical performance of the system as new FindNowSM customers are added, (iv) ability to obtain financing to purchase equipment needed to provide service to additional FindNowSM customers, (v) ability to maintain pricing and adequate profit margins on its products and services (vi) ability to retain qualified technical personnel (vii) ability of the company to maintain current pricing and sales volume in its operations of Cimarron (viii) ability to control development costs of FindNowSM service within current budgeted levels, (ix) and the ability of the Company to raise additional capital.

     The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's ability to control. There are also other risks which could cause the Company's revenues or costs to vary markedly from the forward-looking statements made above, such as the risk that the market demand for the FindNowSM may not develop as expected or if it does develop, that the Company will be able to generate sufficient sales to fund its operations. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized and any statements should not be regarded as are presentation by the Company or any other person that the Company's objectives or plans will be achieved.

                                   THE COMPANY

     InfoNow(R) Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNow(R) Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency. Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

     In 1997 the Company generated approximately 55% and 45% of its total revenue from the Internet products and business presentations segments of its business, respectively. See Note 9 to the Consolidated Financial Statements herein for financial information as to the Company's business segments.

     The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive Officer in October 1995.


     As part of its strategy, the Company acquired Cimarron International, Inc. ("Cimarron") and Navigist, Inc. ("Navigist") in 1995. Cimarron provided interactive media authoring and business presentation services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997.


     The following trademarks and servicemarks mentioned in this Prospectus are owned by the Company: InfoNowTM and FindNow(sm). All other trademarks, service marks, or trade names referred to in this Prospectus are the property of the respective owners. Unless the context otherwise requires, the term "Company" refers to InfoNow Corporation and its subsidiaries.

     The Company's principal executive offices are located at 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202, its phone number is (303) 293-0212, and its World Wide Web site is located at www.infonow.com.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares will be received directly by each Selling Stockholder and the Company will not receive any portion of the proceeds.

                      MARKET FOR THE COMPANY'S COMMON STOCK

     The following table sets forth the high and low bid price of the Company's Common Stock, reported for the fiscal periods indicated on the OTC Electronic Bulletin Board system, the principal market upon which such securities were traded under the symbol INOW. The Company's shares are also listed on the Vancouver Stock Exchange and are traded in US dollars under the symbol INOU.V. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of MARCH 31, 1998, there were approximately 169 holders of record of the Common Stock.

        YEAR ENDING DECEMBER 31, 1996                          HIGH        LOW
        -----------------------------                          ----        ---
        First Quarter................................         $3.75      $2.00
        Second Quarter...............................          3.00       1.38
        Third Quarter................................          1.88       0.75
        Fourth Quarter...............................          2.13       1.25

        YEAR ENDING DECEMBER 31, 1997
        -----------------------------
        First Quarter................................         $2.93      $1.50
        Second Quarter...............................          2.41       0.87
        Third Quarter................................          0.69       0.19
        Fourth Quarter...............................          0.81       0.22

        YEAR ENDING DECEMBER 31, 1998
        -----------------------------
        FIRST QUARTER................................         $1.51      $0.25


                         DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Stockholders who offer the Shares registered hereby for sale. The offering price of such Shares will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. See "Plan of Distribution".

                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock and does not currently anticipate paying any such dividends in the foreseeable future. The Board of Directors of the Company intends to review this policy from time to time after taking into account various factors such as the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at MARCH 31, 1998. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.



                                                     (US DOLLARS IN THOUSANDS)

                                                          MARCH 31, 1998
                                                          --------------
Long term debt:                                              $     35

Stockholder's Equity:
Preferred Stock, $.001 par value:
   1,962,335 shares authorized, no shares
          issued and outstanding...................                 0
Common Stock, $.001 par value:
15,000,000 shares authorized, 5,364,179
        shares issued and outstanding(1)...........                 6
   Additional paid in capital......................            22,739
   Accumulated Deficit.............................           (21,808)
                                                             --------
         Total stockholder's equity................               937
                                                             --------
                  Total capitalization.............          $    972
                                                             --------


--------------
(1) Excludes 3,603,063 shares of Common Stock issuable upon exercise of outstanding options and warrants. "See Management - Employee Benefit Plans" and "Description of Securities."

                             SELECTED FINANCIAL DATA


     The following selected financial data are for, and as of the end of, each of the years in the two-year period ended December 31, 1997 and have been derived from the consolidated financial statements of the Company, which for such years were audited by Hein + Associates LLP. The report of Hein + Associates LLP dated February 13, 1998 covering the consolidated financial statements as of December 31, 1997 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. The Consolidated Financial Statements as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, and the reports thereon, are included elsewhere in this Prospectus. The selected financial data for the three month periods ended March 31, 1998 and 1997 has been derived from the unaudited financial statements of the Company and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.


                                                           (US dollars in thousands, except per share data)

                                                  Three Months Ended March 31,     Years Ended December 31,
                                                  ----------------------------     ------------------------
                                                   1998              1997          1997               1996
                                                  ------            ------         -----             ------
STATEMENT OF OPERATIONS DATA:
Sales....................................         $  442           $   226         $1,053             $1,124
Operating expenses ......................            744               362          2,678              4,275
Net loss from continuing operations......           (297)             (130)        (1,625)            (3,151)
Net loss.................................           (297)             (140)        (2,361)            (3,092)
Net loss per common share from
continuing operations ...................          (0.06)            (0.03)         (0.30)             (0.89)
Net loss per share ......................          --                --             (0.44)             (0.86)
Weighted average common shares
outstanding..............................      5,363,886         5,509,786      5,396,024          3,587,128



                                                     March 31,                         December 31,
                                                     ---------                         ------------
                                                        1998              1997             1996
                                                      -------           -------           -------
BALANCE SHEET DATA:
Working capital (deficit)................             $   317           $  (357)           $1,284
Total assets.............................               1,919             1,324             4,290
Total liabilities........................                 982               926             1,118
Long term debt...........................                  35                47                92
Stockholder's equity (deficit)...........                 937               398             3,172



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

         The Company develops, markets, and provides a suite of technology-based teleservices, called FindNow Referral Management Services, that are designed to help leading companies manage consumer and commercial referrals more efficiently and effectively.

     This report includes a number of forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipate," "believes," "expects," "future," "intends," and similar expressions identify forward-looking statements.

     The Company's sells its FindNow services under multi-year contracts. The client pays a setup fee for the initial installation of the service, and a monthly service fee for maintenance of the service thereafter. The Company currently has 32 contracts in its sales backlog, resulting in $1,459,000 in sales backlog, an increase of 107% since January 1, 1997.

     Although the Company has experienced a significant increase in its backlog from sales of its FindNow service, the Company has also experienced significantly greater operating expenses during the same period. These increases in operating expenses are directly related to the expansion of technical and sales capabilities through the addition of personnel during the first half of 1997 and the establishment of the data center infrastructure necessary to deliver its FindNow service for a significant number of additional customers. These increases have not yet been offset by additional revenues from new contracts. The Company believes that most of its infrastructure costs, such as servers, technical personnel, telecommunications and certain of its data costs are largely fixed and are not expected to vary significantly with an increase in client contracts in the near future. In addition, the management of the Company believes that the majority of the infrastructure is in place to support a sufficient number of clients for the Company to achieve profitability. The Company's success in achieving profitability is primarily dependent on market acceptance and future sales of its FindNow service to additional customers to offset operating costs. Although significant selling efforts are underway to add new customer contracts, the limited operating history of the Company makes it difficult or impossible to predict the timing of these future sales.

RESULTS OF OPERATIONS


Three Months Ended March 31, 1998 compared to the results for the Three Months Ended March 31, 1997

     Net Revenues. The Company's revenues from continuing operations consist primarily of setup and monthly service fees from ongoing contracts for its FindNow service. Total sales increased by $216,000, or 96% for the three months ended March 31, 1998, compared to the revenues in the prior year. The increased revenues were generated by additional contracts sold and implemented during the prior year. The number of active contracts at March 31, 1998 was 52 as compared with 11 on March 31, 1997.

     Cost of Sales. The cost of sales decreased from 156% of sales in the three month period ended March 31, 1997, to 92% of sales for the three month period ended March 31, 1998. This decrease is primarily due to the increased revenues generated by additional contracts sold and implemented during the prior year. The total cost of sales rose by 15% or $52,000. This increase is mainly due to an increase in depreciation expense on equipment put into service and an increase in the salaries and related benefits of additional employees hired during the prior year.

     Selling and Marketing. Selling and marketing expenses, as a percent of revenues, decreased from 61% for the three months ended March 31, 1997, to 30% for the three months ended March 31, 1998. This decrease is primarily due to the increased revenues generated by additional contracts sold and implemented during the prior year. Total selling and marketing expenses decreased by $6,000, or 4% for the three months ended March 31, 1998, as compared to the three month period ended March 31, 1997. This is primarily due to an increase in the salaries, commission costs and benefits of additional sales personnel which were offset by the decrease in trade show and advertising and promotion expenses. Selling and Marketing expenses, especially sales commission expenses, which are based on a percentage of new contracted sales, are expected to increase in relation to increases in revenues.

     General and Administrative. General and administrative expenses decreased from 105% of sales for the three months ended March 31, 1997, to 47% of sales for the three months ended March 31, 1998. This decrease is primarily due to increased revenues generated by additional contracts sold and implemented during the prior year while the total amount of general and administrative expenses has decreased by 12%, or $29,000. This decrease is primarily due to reduced salaries and related costs compared to the prior year's quarter. These expenses not expected to increase significantly as additional client contracts and related revenues are added for the remainder of the current year.

     Non-Operating Income (expense). Net non-operating income was $6,000 for the three months ended March 31, 1997 compared to a net non-operating income of $5,000 for the three months ended March 31, 1998. The decrease is mainly due to reduced interest income on cash and cash equivalents partially offset by small gains due to sales of assets and gains from debt extinguishment.

     Net Loss from Continuing Operations. The reported net loss of the Company for the three months ended March 31, 1998 increased by approximately $167,000 or 128%, as compared to the results of the three months ended March 31, 1997. The results of the three months ended March 31, 1997 include a non-cash gain of $364,710 related to the retirement of common shares originally issued in conjunction with the acquisition of Navigist. Without the non-cash gain in the three months ended March 31, 1997, the net loss of the Company for the three months ended March 31, 1998 decreased by 40% or $198,000 compared to the prior year period. This decrease is primarily due to increased revenues generated by additional contracts sold and implemented during the prior year without corresponding increases in operating expenses.


COMPARISON OF YEAR ENDED DECEMBER 31, 1997 WITH PRO FORMA YEAR ENDED DECEMBER 31, 1996

     Net Revenues. The Company's revenues from continuing operations consist primarily of setup and monthly fees from ongoing contracts for its FindNow service. Total sales from the Company's FindNow service increased by $708,000, or 205% for the year ended December 31, 1997, compared to the pro forma period in the prior year. The increased revenues were generated by additional contracts sold and implemented during the year. The Company recognized substantially no revenues from ongoing FindNow services prior to July 1996. During 1997 the number of FindNow contracts increased from two (2) active contracts at the beginning of 1997 to 21 active contracts as of December 31, 1997.

     Cost of Sales. The cost of sales, as a percent of revenues, increased from 69% for the year ended December 31, 1996 to 142% for the year ended December 31, 1997. The total cost of sales also rose by 531% or $1,263,000. This increase is a result of increased costs in creating an infrastructure for delivering its FindNow service. These costs include technical personnel payroll, contract labor, data acquisition costs, depreciation and amortization for server equipment and capitalized software development, telecommunications and other costs related to operating the Company's data center.

     Selling, General and Administrative. Selling, general and administrative expenses, as a percent of revenues, decreased from 367% of sales for the year ended December 31, 1996 to 146% of sales for the year ended December 31, 1997. The total amount of selling, general and administrative expenses increased by 21% or $275,000. This overall increase is primarily the result of the addition of sales personnel and other marketing and promotion costs in 1997. A portion of the increase can also be attributed to approximately $60,000 in expensed costs related to a proposed financing undertaken by the Company in the second quarter of 1997 which was not completed. General and administrative expenses are expected to decline as a percentage of revenues while selling and marketing expenses are expected to increase proportionately with revenues.

     Non-operating Income (expense). Net non-operating income was $16,000 for the year ended December 31, 1997 compared to a net non-operating expense of $23,000 for the year ended December 31, 1996. The increase in interest income is primarily due to interest income on cash and cash equivalents.

     Net Loss from continuing operations. The reported net loss of the Company for the year ended December 31, 1997 increased by approximately $428,000, or 36%, as compared to the pro forma results in the prior year. The results for the year ended December 31, 1997 include a non-cash gain of $363,060 related to the retirement of common shares originally issued in conjunction with the acquisition of Navigist. Without this non-cash charge, the net loss of the Company increased by 67% or $791,000 compared to the pro forma loss in the prior year. This increase is due primarily to additional cost of sales, and increases in selling and marketing expenses which increased faster than revenues during 1997.

     Discontinued Operations. The results of operations of Cimarron have been classified as discontinued operations after its sale on December 11, 1997. The Company reported income from discontinued operations of $95,000 for the year ended December 31, 1996 compared to a loss of $752,000 for the year ended December 31, 1997. The figure for 1997 includes a charge for impairment of the goodwill related to the acquisition of Cimarron in 1995 and the gain recognized on the sale of Cimarron assets in December 1997. Without this charge, the Company would have reported income from discontinued operations of $86,000, or a decrease of 9% from the prior year which reflects declining revenues from the operations of Cimarron for the year ended December 31, 1997 as compared to the year ending December 31, 1996. The declining revenues are a result of a shift away from 35mm slide productions and towards electronic presentations on programs such as Powerpoint which generally are produced in-house rather than outsourced.

     The results for the year ended December 31, 1996 include the sales and related costs of its FindNow operations and the results of its subsidiaries, Navigist and Cimarron. The Company sold the assets and operations of Cimarron on December 11, 1997 and it has been classified as discontinued operations for the years ended December 31, 1997 and 1996. In addition, the Company sold its Navigist operations on December 13, 1996. The statement of operations for the year ended December 31, 1997 does not include the operations of Navigist and is not comparable with the operating results for the year ended December 31, 1996. The following pro forma statement of operations was prepared showing the effect of excluding the results of Navigist operations for the year ended December 31, 1996 and will be used in the analysis of the operations discussion that follows.

                                                (US dollars in thousands)
                                                 Year Ended December 31,
                                               1997                    1996
                                               ----                    ----
                                                                    (Pro forma)
        Revenues                              $1,053                   $   345
        Cost of Sales                          1,501                       238
        Administrative and Selling             1,540                     1,265
        Impairment of Asset                     (363)                       -
        Other (income) expense                   (16)                       23
                                              ------                    ------
        Net Loss from continuing
            operations                        (1,609)                   (1,181)
        Discontinued Operations                 (752)                       95
                                             -------                    ------
        Net Loss                             $(2,361)                  $(1,086)
                                             =======                   =======

LIQUIDITY AND CAPITAL RESOURCES;  POSSIBLE NEED FOR ADDITIONAL FINANCING


      The Company had cash and equivalents of $972,000 at March 31, 1998, compared to $325,000 at December 31, 1997, or a net increase of $647,000. This increase was largely due to a private equity financing on March 27, 1998 which resulted in gross proceeds of $787,500. This increase was offset by $115,000 of cash utilized in the operations of the Company, $14,000 used to purchase of data and computer equipment and $12,000 net debt service costs.

     The Company has made significant progress in commercializing its FindNow service with 52 contracts in backlog as of March 31, 1998. Cash utilized in operations was $115,000 for the three months ended March 31, 1997 compared to $524,000 used for operations in the three months ended March 31, 1997. This improvement is due to additional sales of its FindNow RMS without corresponding increases in operating expenses of the Company.

     The Company currently projects that available cash balances together with projected cash flow from operations will be sufficient to fund the Company's operations through 1998 without additional external financing. These projections assume that the Company does not substantially increase cash used in its current operations and that overall operating costs of the Company will not change significantly as new client contracts are added.





IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 Issue is the result of certain computer programs being written using two digits rather than four to indicate the applicable year. As a result, computer programs with date-sensitive software may incorrectly recognize a date using "00" as the year 1900 rather than the year 2000. Such an error could result in a system failure or miscalculations resulting in disruptions of operations, including a temporary inability to process normal business transactions.

     The Company has recently examined its production and internal administrative systems for year 2000 issues. As a result of that review, the Company has determined that no significant modifications will be required to make their systems year 2000 compliant and does not expect that any modifications required will have a material impact on its business, operations or financial condition.

FORWARD LOOKING STATEMENTS AND RELATED BUSINESS RISKS AND ASSUMPTIONS

     The Company's actual results may vary materially from the forward looking statements made above. The Company intends that such statements be subject to the safe harbor provision of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company's forward-looking statements include the plans and objectives of management for future operations and relate to: (i) the ability of the Company to generate future sales of the Company's FindNow service, (ii) market acceptance of the FindNow service, (iii) success of the Company in forecasting and meeting the demands of the customers of the FindNow service, including maintaining technical performance of the system as new FindNow customers are added, (iv) ability to obtain financing to purchase equipment needed to provide service to additional FindNow customers, (v) ability to maintain pricing and thereby maintain adequate profit margins on its products and services, (vi) ability to retain qualified technical personnel (vii) ability to control development costs of FindNow service within current budgeted levels,
(viii) and the ability of the Company to raise additional capital if needed to fund current operations.

     The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's ability to control. There are also other risks which could cause the Company's revenues or costs to vary markedly from the forward-looking statements made above, such as the risk that the market demand for the FindNow may not develop as expected or if it does develop, that the Company will not be able to generate sufficient sales to fund its operations. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. Any statements should not be regarded as presentation by the Company or any other person that the Company's objectives or plans will be achieved.

                                    BUSINESS

OVERVIEW

     InfoNow(R) Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNow(R) Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency. Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

     FindNow is an enterprise-wide referral management solution, provided as a turnkey service. FindNow Referral Management Services provide a customer-specific, geographically precise referral, accessible by the Internet, a client's call center, or an interactive voice response unit, delivered across a range of geographies. The FindNow system can provide other customized information to the customer depending on the Client's requirements and can produce summary reports for the Client's use in operations management or market analysis. A sample of completed FindNow RMS Internet implementations can be viewed by anyone with access to the Internet by browsing the "Customers" section of InfoNow's Internet site page at www.infonow.com.

     During 1997, the Company also provided business presentation and interactive media services through its subsidiary, Cimarron International, Inc. ("Cimarron"). The Company ceased all operations in this business when it sold substantially all of the Cimarron assets and operations in December 1997.

COMPANY BACKGROUND

     The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive Officer in October 1995.

     As part of its strategy, the Company acquired Cimarron and Navigist, Inc. ("Navigist") in 1995. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997. A full discussion of the sale of these two subsidiaries is contained in "Note 2. Discontinued Operations" of the Company's financial statements.

INDUSTRY BACKGROUND

     Teleservices is the use of the telephone and, increasingly, the Internet, for sales, marketing and customer service activities. The North American teleservices market was over $85 billion in 1996, with outsourced teleservices, currently representing 5 - 10% of the total teleservices market, expected to grow 35% annually. This trend toward outsourcing teleservices activities is driven by large companies narrowing their focus to activities that leverage their core competencies, and outsourcing others, like managing a call or customer response center, which typically do not.

     A significant development in this market is the emergence of the Internet as a new medium for company- customer interaction. In addition to providing access to a vast array of information, the Internet represents a new vehicle through which organizations and individuals can conduct business. The potential benefits of conducting business through the Internet include direct, immediate communications with consumers and reduced communications and other customer service transaction costs. In addition, the unique interactive capabilities of the Internet can help companies better pinpoint customer needs, more effectively answer customer inquiries, and provide a faster, more convenient response than traditional customer service approaches.

     The Company believes that the Internet will play a growing role in the teleservices market due to a number of factors, including the proliferation of Internet-enabled computers, increases in the public data network infrastructure, reductions in the cost of Internet access, and the availability of intuitive graphical software that allows non-technical users to access the Web. Such developments would support widespread Internet access at a declining cost. The Company believes these factors will promote continued growth in consumer usage of the Internet and spur the interest of leading corporations in utilizing the Internet as a tool for interacting with customers or prospects. This trend should create significant demand for products or services that facilitate the success of such interactions.

     The Company believes that it can provide significant value by supplying systems and services to enable companies to provide automated customer service via the Internet and other means. The Company believes that these systems and services are an attractive alternative to many functions currently performed within a traditional, telephone agent-based call center.

     InfoNow's long-term objective is to develop systems and services that will facilitate the shift of a large portion of this live agent call center market to the Internet and other self-service technologies. FindNow is the Company's first technology-based teleservices offering. InfoNow developed its FindNow Referral Management Services to enable companies to respond to consumer or commercial referral inquiries with greater effectiveness and efficiency.

BUSINESS STRATEGY

     InfoNow's   primary   objective   is  to  be  the   leading   provider   of
technology-based referral management services to corporate clients. The Company is pursuing the following strategies with respect to its FindNow RMS offering:

     Extend Functionality of the FindNow Service. InfoNow intends to provide a broader and more flexible menu of FindNow services through internally-developed enhancements and the integration of purchased third party applications. During 1997, the Company introduced several new FindNow RMS extensions, including the ability to receive and respond to queries from Interactive Voice Response systems ("IVRs"). The Company will use a combination of customer input and its own knowledge of using the Internet and other self-service technologies to deliver referral management services as its primary source of direction in developing new referral management technologies and services.

     Leverage the Company's Information-based Assets. The Company currently has licenses for geographic data for the United States, Australia, and other countries, including an exclusive license for certain geographic data in Canada. In addition, the Company has developed unique location databases through its activities with its current customer base. The Company intends to utilize this information as well as other databases it may acquire or build, to enhance and distinguish its service offering.

     Target Industry-Leading Corporate Customers. The Company intends to focus primarily on corporate customers, utilizing its own direct sales force to sell to such companies.

     Emphasis on Customer Support and Value Added. The Company intends to develop and maintain strong customer relationships, by leveraging the broad range of expertise of its consultative sales force, and to provide excellent client service, through skilled, dedicated client service teams.

     Establish and Extend Strategic Alliances. The company will continue to pursue strategic alliances that can provide additional technical, financial or distribution resources that will allow the Company to develop and market its products and services into a broader range of markets. In addition, the Company may seek to accelerate its growth through strategic acquisition of complementary businesses, products or technology. However, the Company currently has no plans, commitments or agreements with respect to any such transactions.

PRODUCTS AND SERVICES

     With the discontinuation of its Cimarron operations, the Company is focused on providing its FindNow technology-based teleservices. The sales of its FindNow services generated all of the revenues from continuing operations for the year ended December 31, 1997, amounting to $1,053,000 compared to $345,000 in the prior year ended December 31, 1996. See Note 9 to the Consolidated Financial Statements in this report for financial information as to the Company's business segments.

FindNow(R) Referral Management Services

     FindNow can support customer queries from a Client's call center agent, interactive voice response system or corporate web site. The customer's location is established through the input of an address by the user or via other means. Once this is done, the FindNow system uses advanced geographic information system ("GIS") technology to determine the locations closest to the specified address that also meet any additional customer requirements. FindNow can then produce a map to help the customer find the identified locations. The map can include other company location information and be delivered immediately upon a customer's request. The FindNow system can also provide other customized information to the customer depending on the Client's requirements and can produce referral summary reports for the Client's use in operations management or market analysis.

     The Company believes that, by using FindNow RMS, a Client can significantly improve the effectiveness and efficiency of its referral activities. Significant benefits include: increased revenue capture; reduced cost, resulting from the replacement of telephone agents with an automated approach; the ability to gather customer-specific information; advanced reporting capabilities; and the ability to provide a consistent response across the enterprise.

     The GIS technology used as part of the FindNow system can pinpoint locations, calculate the "true" location proximity, and generate dynamically scaled maps. Many call centers currently employ simple city and state listings or search approaches based on zip code areas. These traditional approaches do not always provide the nearest locations and give no information such as a map or directions that would help a user find the nearest location once it has been identified. The ability to respond virtually instantaneously with text and graphics rather than a verbal explanation results in a reduction in wait times and represents a substantial improvement in efficiency and effectiveness over current call center solutions from a customer's perspective. Because the FindNow system utilizes database searching, it can also perform sophisticated searches for locations with certain criteria.

     Although  each  FindNow   application   uses  the  same  basic   underlying
technology, the Company customizes a suite of services to meet the individual Client requirements.

     These services are sold under multi-year contracts. A typical FindNow installation includes the development of customized, Client-specific access to the service, and the design and implementation of client databases. The FindNow service is generally provided on a two-year contract basis which provides for an initial setup charge and a monthly service fee. These combined fees for the initial year of service typically range from $20,000 for a simple installation to greater than $100,000 for a complex corporate application. Ongoing services include hosting the FindNow service on the Company's servers, maintenance of the Client's locations database, and maintaining operation of the Client's FindNow interface. The setup and monthly service fees are determined based on a variety of factors, and may include the type of service selected, the number of Client locations supported, anticipated transaction volumes, geographies required and the level of service customization requested by the Client. In addition to standard services, the Company also offers other additional services which are priced and delivered on a project by project basis.

Business Presentation and Media Services.

     Prior to the sale of Cimarron, this subsidiary provided comprehensive business presentation services that ranged from simple graphic design to complete productions and presentations utilizing sophisticated multimedia presentations, multimedia authoring, production and project management. These services were generally provided on a time and materials basis or were billed based on a standard pricing list depending upon the nature of the service.

RESEARCH AND DEVELOPMENT

     The Company believes that its future success will largely be dependent on its ability to enhance the functionality of the FindNow system and to develop other related products and services. The Company's research and development efforts at the current time are influenced significantly by customer requirements. New features are customized initially for delivery to a single customer and then incorporated into future versions of the Company's products and services. The Company continually evaluates its products and services to determine what additional products or enhancements are required by its customers and plans to utilize both purchased technologies as well as internally developed software that will be integrated into the Company's products.

     The custom installation and service nature of the Company's FindNow system and other services was such that the Company did not incur direct research and development expense for the years ended December 31, 1997 and 1996. However, the Company capitalized $250,248 during 1996 related to the development of its FindNow system in accordance with FAS 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company may incur significant direct research and development expenses in the future as it develops new Internet products and services or new capabilities for the FindNow system not developed in conjunction with specific customer projects.

SALES AND MARKETING

     The Company's sales efforts for its FindNow service rely primarily on direct sales contact, promotional mailings and referrals. The Company utilizes a staff of sales professionals headquartered in its Denver, Colorado offices that sell to national and international accounts. The Company's primary sales and marketing efforts have been directed at increasing the visibility of the FindNow product through the use of direct sales efforts, trade show exhibits and promotional mailings. The Company has recently added additional sales personnel and plans to further expand its sales and marketing efforts in 1998. The Company intends to leverage its acquisition of an exclusive license for Canadian geographic data as well as other recent data acquisitions by focusing significant sales efforts on customers who may require such data assets. Although InfoNow is initially targeting several selected vertical markets for FindNow, the Company believes that the market for FindNow includes every major national or multinational company that has multiple locations and could benefit from helping its consumers find them.

CUSTOMERS

     The Company serves primarily medium to very large corporate organizations, including many Fortune 500 companies. The following table is a representative list of current clients of the Company:

      American Airlines                          H&R Block
      Apple Computer                             IBM
      BancOne                                    Kenwood USA
      Bank of America                            Lexmark International
      Canadian Airlines                          NationsBank
      Cisco Systems                              Royal Bank of Canada
      Citibank                                   3Com Corporation
      Compaq Computers                           Toronto Dominion Bank
      Federal Express of Canada                  United Healthcare
      First Union Bank                           Visa International
      Fujitsu

     The Company has approximately 51 long term contracts for its FindNow service which contribute approximately equally to revenues. In addition the Company may perform significant initial setup work on a contract which may account for a significant portion of the Company's revenue in a given period. In 1997, two customers accounted for 29% of the Company's total revenues. A single customer accounted for 16% of the Company's total revenue in 1996. The Company anticipates that its revenues per customer will become less concentrated as more contracts for its FindNow services are awarded.

     The Company's backlog is composed of future monthly service fees for the Company's FindNow services, which range in terms from one to three years and are non-cancelable except for cause.


COMPETITION

     The market for teleservices applications and services is highly competitive and is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions or enhancements and rapid changes in customer requirements. As the growth in these markets continues, the Company expects that competition will continue to intensify. The markets for the Company's FindNow system are in an early stage of development and no one competitor has established a dominant position in the market. The Company believes that the size and diversity within the teleservices markets will allow more than one supplier of products and services similar to those of the Company. However, it is possible that a single supplier may dominate one or more market segments. The Company is aware of several other providers of products and services that are in various stages of development which may compete with the Company's own offerings. In addition, the Company believes that as the markets continue to develop, it may face competition from new sources of competition, including (i) Web developers, (ii) systems integrators and consultants, (iii) call center outsourcing companies, (iv) GIS tool providers, and (v) internal service groups within targeted clients. In some cases, these competitors are larger, more established and have substantially greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company believes the principal competitive factors relative to the FindNow(R) system are the functionality and features of the system, ability to adapt to specific customer needs, reliability, accuracy and "yield" of geocoding and mapping of locations, response time, product reputation based on client referrals, pricing relative to functionality offered, quality of customer support and the ability to develop strong customer relationships.

INTELLECTUAL PROPERTY

     The Company has received federal trademark registrations for the names "InfoNow(R)" and "FindNow(R)" and considers its FindNow software service, trade secrets, service marks and similar intellectual property as proprietary. The Company relies on a combination of copyright and trademark law, non-disclosure agreements and certain contractual provisions within its customer agreements to establish and maintain proprietary rights in the FindNow service and other intellectual property of the Company. However, these measures can afford only limited protection for the Company's intellectual property as it does not prevent competitors from independently developing equivalent or superior technology. While the Company may have a limited ability to prevent others from developing similar technologies, the Company believes that such protection is less significant to the future success of its business than other factors, including the knowledge, ability and experience of the Company's personnel in delivering service and support to its customers, the development of unique information assets, the strength of its ongoing product development activities, customer loyalty to the Company's products and the market position of the Company's products and services.

     The Company believes that its products, trademarks, service marks and other proprietary rights do not infringe on the intellectual property rights of others. However, there can be no assurances that third parties will not assert infringement claims against the Company in the future, or that such assertions will not lead to litigation and the requirement that the Company pay a license fee or royalties to obtain intellectual property rights needed to sell its products and services. Such royalties or licensing agreements, if required, may be unavailable or be available on terms unacceptable to the Company. The failure to receive needed licensing or royalty agreements could result in delays or interruptions in the Company's services and could have a material adverse impact on the Company's business, operating results and financial condition.

     The Company relies on certain software and geographic data that it licenses from third parties, including software and data that is integrated with internally developed software and used in the Company's FindNow system. There can be no assurance that these third party software licenses will continue to be available to the Company or will be available on terms acceptable to the Company. In addition, the Company is somewhat dependent upon the ability of the vendors of such third party software and data to enhance their current products on a timely and cost effective basis in order to meet changing customer needs. If the Company were not able to acquire software and geographic data licenses from its current vendors, equivalent software and geographic data would need to be developed or purchased and integrated into the Company's systems. Although other alternative sources exist for the technology and data embodied in these license agreements, the Company may not be able replace the functionality of its current systems or may not be able to successfully integrate new software and data into its current system. Delays and interruptions could occur in the FindNow service which would result in a material adverse impact on the Company's business, operating results and financial condition.

EMPLOYEES


     As of May 31, 1998, the Company had a total of 26 full time employees including 6 in sales and marketing, 15 in software implementation, development, system operations, and customer support, and 5 in finance, management and administration. Outside contractors are used by the Company on an as-needed basis.


     InfoNow considers its relations with its employees to be good and has not experienced any interruption of operations as a result of labor disagreements. None of the Company's employees is subject to a collective bargaining agreement.

     The Company believes that its ability to continue to attract and retain qualified personnel will be a key factor in the success of the Company. Competition for technical personnel with the skills required by the Company to deliver its products and services is intense. It may be difficult for the Company to obtain personnel with the required technical skills and could have a material adverse effect on the operations of the Company if it is unable to obtain additional qualified personnel needed for the planned growth of the Company's business or to replace existing employees in the event that the Company had to replace several key employees within a relatively short period of time.

PROPERTIES

     The Company leases approximately 7,800 square feet of office space at its headquarters in Denver, Colorado for its product development, marketing, operations and administration activities. This lease is with an unrelated party and terminates on June 30, 1999. The Company believes that its facilities are adequate for its current needs and that suitable additional space can be acquired if needed.

     The Company's principal Web server equipment and operations are housed and maintained by Rocky Mountain Internet at its operations center in Denver, Colorado. The Company's operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, power loss, telecommunications failures and similar events. Although these facilities have safeguard protections such as a halon fire system, redundant telecommunications access, off-site storage of backups and 24 hour systems maintenance support, the Company does not presently have redundant multiple site capability to maintain uninterrupted operation in the event of any such occurrence. In addition, despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions or delays in service to the Company's customers which could have a material adverse effect on the Company's business, results of operations and financial condition.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                   CHANGES IN COMPANY'S CERTIFYING ACCOUNTANT

     On January 27, 1997, the Company engaged the accounting firm of Hein + Associates LLP ("Hein") as its principal independent accountants to audit the Company's financial statements for its fiscal year ending December 31, 1996. The appointment of new independent accountants was approved by the Audit Committee and Board of Directors of the Company. The Company dismissed its former independent public accountants, Arthur Andersen LLP, effective with the appointment of Hein.

     Prior to the appointment of Hein, management of the Company had not consulted with Hein except that, at the Company's request, Hein read the Company's reports filed on Form 10-Q for the quarterly periods ending June 30, 1996 and September 30, 1996.

     During the two fiscal years ended December 31, 1995 and 1994, and the interim period subsequent to December 31, 1995, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused the former accountants to make reference in their report to such disagreements if not resolved to their satisfaction.

     Arthur Andersen's reports on the financial statements for the years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion and were not modified as to audit scope or accounting principles except for an explanatory paragraph regarding the Registrant's ability to continue as a going concern. Arthur Andersen LLP furnished the Company with a letter addressed to the Commission stating that it agreed with the above statements.

                                   MANAGEMENT
DIRECTORS

      The directors of the Company and their ages as of February 28, 1997 are as follows:


                                          All Positions                  Year  first
                                          and Offices held               became
Name                           Age        with the Company               Director
----                           ---        ----------------               --------

Michael W. Johnson              36        President, Chief Executive
                                          Officer, Director                1995
Donald E. Cohen (A)(C)          43        Vice Chairman, Director          1995
Nahum Rand (A)                  60        Chairman, Director               1991
Duane Wentworth(A)(C)           68        Director                         1997
Michael Basch(A)(C)             60        Director                         1998

-----------------------
(A)   Member of the Audit Committee
(C)   Member of the Compensation Committee

The principal occupation and business experience of each director is set forth below:

     Michael W. Johnson has been Chief Executive Officer and President and a director of the Company since October 1995. From 1990 to October 1995, Mr. Johnson was a consultant with McKinsey & Company, an international management consulting firm, where he served leading technology companies in the United States and Europe on issues of growth, strategy, customer service, and mergers and acquisitions. Mr. Johnson received a Bachelor of Science degree in Applied and Engineering Physics, and a Bachelors of Arts degree in English from Cornell University, a Diplome in French Literature from Universite de Paris, and a Masters of Business Administration degree from Stanford University Graduate School of Business.

     Donald E. Cohen has been a director and Vice Chairman of the Company since May 1995 and served as President and Chief Executive Officer of the Company from May 1995 until October 1995. Mr. Cohen is President and Chief Executive Officer of Cimarron, an interactive media company he founded in 1978. Cimarron was a subsidiary of the Company from May 1995 to December 1997. Under Mr. Cohen's leadership, Cimarron has won several awards including an EMMY, TELLY, DAF Alfie, and B/PAA Gold Spike. Mr. Cohen earned a Bachelor of Arts degree in Mass Communications from the University of Denver.

     Nahum Rand has been a director since April 1991 and was elected Chairman of the Board in October 1994. He served as a consultant to the Company from April 1991 through December 1992. From November 1990 to the present, he has served as the chairman and chief executive officer of Regions, Inc., an investment company which he founded.

     Duane Wentworth has been a director since July 1997 and has served as a management consultant to various businesses since 1992. Mr. Wentworth has over 41 years of business experience, including serving in management positions with IBM and Control Data. During his tenure at Control Data, from 1976 to 1982, he was responsible for the formation of Professional Services division, which provided world-wide consulting services for Control Data. Mr. Wentworth has also served as chairman and owner of Data Decisions, Inc., a supplier of specialized data processing services.

     Michael Basch has been a director since February 1998. Mr. Basch founded and has served as President of Service Impact since 1989 which was established to advance the art, science and practice of leadership. Mr. Basch was Senior Vice President and a founding officer of Federal Express Corporation, for the first ten years of its existence, from 1972 to 1982. During his tenure at Federal Express, Mr. Basch established and led a number of key functions, including Sales, Customer Service, Personnel, Corporate Development, the Federal Express Southern Division, PartsBank, and Hub Distribution Services. He also conceived of the Federal Express tracking and tracing system and designed, built and managed the $100 million Superhub, which remains the largest system of its kind in the world.

     There are presently five directors serving on the Company's Board of Directors. Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected.

EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers and key employees of the Company. Biographical information with respect to Michael W. Johnson is included under "Directors" above.

NAME                      AGE        POSITION(S)
----                      ---        -----------
Michael W. Johnson         36       Chief Executive Officer and President

Kevin D. Andrew            39       Vice President and Chief Financial Officer,
                                    Secretary and Treasurer

W. Brad Browning           33       Vice President

Donald Kark                34       Vice President, Engineering and Technology

     Information concerning the business experience of Mr. Johnson is provided under the section entitled "Election of Directors."

     Kevin D. Andrew was elected to his current positions in March 1996. Prior to joining InfoNow, Mr. Andrew was President of Andrew Consulting, LLC, a financial management services firm. From 1992 to 1995 he served as Chief Financial Officer of Air Methods Corporation, a publicly held provider of emergency air ambulance services, and from 1983 to 1991 served in various senior financial management positions at CRSS, Inc., a diversified services company listed on the New York Stock Exchange. During his tenure at CRSS, Mr. Andrew served as chief accountant, director of general accounting, director of internal audit and Vice President and controller of Natec Resources, Inc., a 50%-owed affiliate of CRSS, Inc. Prior to 1983, Mr. Andrew was with KPMG Peat Marwick. Mr. Andrew has held CPA certificates in both Colorado and Texas. He earned his Bachelor of Science degree in Business from Arizona State University.

     W. Brad Browning has been a Vice President and General Manager of the Company since January 1996. From 1990 to 1995, Mr. Browning was a consultant with McKinsey & Company, an international management consulting firm. Mr. Browning joined McKinsey & Company in June 1990 after obtaining an Masters of Business Administration degree from Harvard University Graduate School of Business. While with McKinsey, he led technology and consumer clients on major marketing and sales initiatives focused on driving growth and significant profit improvement. He earned his Bachelor of Business Administration degree in Marketing from the University of Georgia.

     Donald Kark was elected to his position as Vice President, Engineering and Technology in May 1997. Prior to joining InfoNow in December 1996, Mr. Kark was with Welkin Associates, Ltd., from June 1995 to December 1996, where he was a consultant and advisor to high technology clients on advanced technology information systems. From June 1985 to June 1995, Mr. Kark worked with TRW, Inc., as a chief engineer, project manager, hardware engineer and software developer. He holds a B.S.C.E.E. from Purdue University and has won numerous awards for his professional accomplishments, including TRW's most prestigious engineering award, the TRW Chairman's Award for Innovation.

     All executive officers are appointed by the Board of Directors and serve at the Board's discretion.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and (iv) being available to the independent auditors during the year for consultation purposes. The Audit Committee met one time in the fiscal year ended December 31, 1997. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met one time in the fiscal year ended December 31, 1997. The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

     Directors are reimbursed for expenses incurred for attending any Board or committee meeting. There is no family relationship between any current or prospective director of the Company and any other current or prospective executive officer of the Company except for Michael Basch, who is the father-in-law of Michael Johnson, the Chief Executive Officer and a director of the Company.

     During the fiscal year ended December 31, 1997, there were ten meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 1997 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 1997, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no additional compensation for service on the Board of Directors. Each director who is not a full-time employee of the Company is reimbursed expenses for attendance at Board and Committee meetings. Effective July 2, 1997, a retainer fee of $1,000 per month is also paid to each non-employee director. This monthly retainer has been voluntarily deferred by the current directors. As of December 31, 1997, the Company had accrued $20,000 for this obligation. In addition, each non-employee director is awarded an option to purchase 20,000 shares of the Company's common stock on a bi-annual basis. The options are exercisable at the fair market value of the Company's common stock on the date of issuance and are exercisable over a 24 month period. Options expire ten (10) years from date of issuance. The options are forfeited upon resignation from the Board of Directors.

     The Company issued options to non-employee directors to purchase an aggregate of 60,000 shares of the company's common stock for their services during 1997 at exercise prices ranging from $0.81 to $1.84.

     On May 22, 1997, Directors Nahum Rand, Donald Cohen, Michael Johnson and Gene Copeland were each awarded non-statutory options to purchase 8,500 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's stock which was $1.84 per share for their service as directors in 1996. One- third of the underlying shares were exercisable at the date of issuance. The remaining underlying shares vest over 24 months. The options expire ten (10) years from the date of issuance. The options are forfeited upon resignation from the Board of Directors.

     All options granted to former director, Gene Copeland, were forfeited upon his resignation from the Board of Directors on December 10, 1997.

     In addition to the above, non-employee director Nahum Rand is entitled to receive a commission of 15% of the contracted total value of sales initiated and closed by him.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the cash compensation earned for the fiscal years ended December 31, 1997, 1996 and 1995 by the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers").


                                   SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation
                                                              ----------------------
                                        Annual Compensation           Awards
                                        -------------------   ----------------------

                                                              Restricted
Name and Principal                                            Stock        Options/         All Other
     Position                Year       Salary      Bonus     Awards       SARS             Compensation
     --------                ----       ------      -----     ------       --------         ------------
Michael W. Johnson(1)        1997      110,000       -0-       -0-         582,493               -0-
  Chief Executive Officer,   1996      101,778(4)    -0-       -0-         105,705               -0-
  President                  1995       22,372       -0-       -0-         170,038 (2)           -0-

W. Brad Browning (3)         1997      110,000      1,500      -0-         170,000               -0-
   Vice President            1996      103,918       -0-       -0-          85,000             15,000(5)
   Internet Products Group

--------------------

(1)  Mr. Johnson joined the Company in October 1995.
(2) Includes warrants to purchase 8,500 shares of Common Stock, issued to Mr. Johnson in connection with his service as a director of the Company. See "Management - Director Compensation".
(3)  Mr. Browning joined the Company in January 1996.
(4) The Company accrued and deferred $72,611 of Mr. Johnson's 1996 salary, of which $58,000 was satisfied by way of issuance on September 13, 1996 of 51,555 shares of Common Stock at a price of $1.12 per share.
(5)  Represents reimbursement of relocation expenses.

     The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1997, to each of the Named Executive Officers.


                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             Number of       Percent of Total
                            Securities         Options/SARs          Exercise
                            Underlying          Granted to              or
                           Options/SARs         Employees           Base Price
Name                        Granted (#)        in Fiscal Year         ($/Sh.)         Expiration Date
----                        -----------       ---------------      ------------       ---------------
Michael W.  Johnson         8,500 (1)               0.5%              1.84                5/22/07
                          573,993 (2)              35.7%              1.40               10/23/07

W.  Brad Browning          70,000 (3)               4.4%              2.11                 1/9/06
                            5,000 (4)                .3%              2.11                  1//06
                           80,000 (5)               5.0%              1.40               10/23/07
                           15,000 (6)                .9%               .79               10/23/07

--------------------
(1) Immediately exercisable as to 1/3 of the shares as of the grant date of May 22, 1997, with the remainder vesting at 1/36 of the total shares each month thereafter.
(2) Immediately exercisable as to 2/3 of the shares as of the grant date of October 23, 1997, with the remaining 1/3 vesting at 1/18 each month thereafter. These options cancel and replace certain options ranging in price from $1.38 to $4.43. Agreement provides anti-dilution provisions. See "Employment Contracts."
(3) Issued as repricing of earlier issued options. Vests over 36 months from the grant date of 1/9/96, with 7/36 vesting seven months after grant, and an additional 1/36 vesting each month thereafter.
(4) Issued as repricing of earlier issued options. Immediately exercisable in full.
(5) Vests over eighteen months from the grant date of October 23, 1997, with 1/18 vesting each month after the grant.
(6) Vests over twelve months from the grant date of October 23, 1997, with 1/12 vesting each month after the grant.

     The following table sets forth the fiscal year-end value of unexercised options to purchase Common Stock of the Company for each Named Executive Officer. No options or SARs were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.



                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                              FISCAL YEAR END OPTION/SAR VALUES

                             Number of Securities                   Value of Unexercised
                            Underlying Unexercised                In-the-Money Options/SARs
                          Options/SARs at FY-End (#)                  at FY-End ($)(1)
                          --------------------------                  ----------------
     Name                       Exercisable      Unexercisable         Exercisable       Unexercisable
     ----                       -----------      -------------         -----------       -------------
Michael W.  Johnson             418,407            174,086                   0                 0
W.  Brad Browning                68,333            111,667                   0                 0

-------------------

(1) Based upon the difference between the exercise price and the fair market value of the Common Stock for those options which at December 31, 1997 had an exercise price less than the fair market value of the Common Stock on such date. The fair market value of Company Common Stock at December 31, 1997, measured as the mean of the closing bid and asked prices of the Common Stock on such date, was $0.29 per share.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on repricing of employee stock options. The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, an objective of the Committee is to structure compensation programs that will promote long-term stable growth and development within the Company. The Committee believes that corporate development at InfoNow, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal.

     The Committee believes that stock options are a critical component of the compensation offered by the Corporation to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. The market price of the Corporation's common stock decreased substantially from a high of $5.00 in the fourth quarter of 1995 to a low of $0.21 in the fourth quarter of 1997. In light of this substantial decline in the market price, the Committee believed that the outstanding stock options held by the Named Executive Officers with an exercise price far in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, on April 25, 1997, the Committee approved the repricing of stock options held by the Named Executive Officers.

     On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options granted to Michael Johnson, Chief Executive Officer and President of the Company. The repricing affected options to purchase 162,288 common shares of the Company. The options were exercisable at prices ranging from $2.81 to $4.43 per share. All options were repriced to be exercisable at $2.11 per share, which was the fair market value of the Company's common stock at the date of the repricing. All other terms and conditions of the options remained unchanged. On October 23, 1997, Mr. Johnson exchanged all incentive options, including the repriced options, representing the right to buy 257,243 share of the Company's common stock, for a single option to purchase 573,993 shares of common stock at $1.40 per share. Such option was immediately exercisable as to two-thirds of the shares, with the remaining one-third vesting at one-eighteenth of the total per month thereafter.

     On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options grated to W. Brad Browning, Vice President--Internet Products Group of the Company. The repricing affected options to purchase 75,000 common shares of the Company. The options were exercisable at $3.625 per share. All options were repriced to be exercisable at $2.11 per share, which was the fair market value of the Company's common stock at the date of the repricing. All other terms and conditions of the options remained unchanged.

     In making its determination, the committee reviewed compensation of executives with comparable backgrounds in similar companies and believes that the Company's cash compensation is less than that paid to executives in other companies. This action reflects the Committee's evaluation that the Company's future lies in long-term development of new products and product lines, retention of high quality people, and promotion of long-term growth with the Company.

COMPENSATION COMMITTEE

Donald E. Cohen
Duane Wentworth
Michael Basch

EMPLOYMENT AGREEMENTS

     On January 1, 1998, the Company entered into a eighteen month employment agreement with Michael W. Johnson, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $110,000 and cash performance bonuses of up to $130,000 based on defined financial performance targets. The agreement provides for the acceleration of the vesting of all options awarded to him in the event that there is a change in control of the Company. If Mr. Johnson is terminated without cause, he is entitled to a 90 day advance notice and a severance payment equal to 75% of his annual base salary then in effect. In addition, the Company will accelerate vesting of 50% of all unvested options held by him at the date of his termination.

     On October 23, 1997, the Company entered into an agreement with Michael Johnson which expires on April 23, 1999, and provides compensation to Mr. Johnson in the event the Company is sold while he is President of the Company or within 120 days after Mr. Johnson ceases to be President. The compensation to be paid is based on a varying percentage of the transaction value ranging from 4% to 12% of the transaction value. No compensation will be paid for transactions valued less than $7.5 million.

     A provision in the option agreement between the Company and Mr. Johnson provides for dilution protection. The agreement provides that additional options to purchase common shares shall be issued to Mr. Johnson equal to 10.7% of options exercised that were outstanding as of October 23, 1997. On October 23, 1997, there were 962,000 shares subject to unexercised options.


     On March 15, 1998, the Company entered into a two-year employment agreement with W. Brad Browning, Vice President and General Manager of the Company's Internet Products Group. The agreement provides for an annual base salary of $110,000. Pursuant to the employment agreement, the Company is required to grant to Mr. Browning options to purchase an additional 70,000 shares of Common Stock. The options vest over a 24 month period from date of grant. All options are to be issued at the fair market value of the date when the options are awarded. All options vest immediately upon a change of control of the Company. If Mr. Browning is terminated without cause, he is entitled to a severance payment equal to 50% of his annual base compensation then in effect.


1990 STOCK OPTION PLAN


     The Company's 1990 Stock Option Plan (the "Plan") was adopted by the Board of Directors on February 22, 1990 and approved by the Company's stockholders in October 1990. The Plan permits the granting of both incentive stock options ("ISOs") and non-statutory stock options ("NSOs") with respect to Company Common Stock. Options may only be granted to persons who are employees of the Company, which may include officers, directors and consultants. A total of 2,200,000 shares of the Company's Common Stock is reserved for issuance pursuant to awards granted under the Plan and options for an aggregate of 1,554,579 shares are outstanding as of March 31, 1998 at exercise prices ranging from $0.29 to $2.56. 61,587 options have been exercised since inception of the Plan. The Plan is required to be administered by the Board of Directors or by a committee of two or more directors of the Company. It is currently administered by the Compensation Committee which determines the terms and conditions of options granted under the Plan, including the exercise price. The exercise price of incentive stock options granted under the Plan must be at least 100% (or 110% in the case of a holder of 10% or more of the voting power of all classes of stock of the Company) of the fair market value of the Company's Common Stock at the date of grant while the exercise price of non-qualified options is at the discretion of the Committee. Each option must expire within 10 years of the date of grant. Options granted under the 1990 Plan are not transferable other than by will or the laws of descent and distribution unless the Board of Directors or Compensation Committee at the time an option is granted provides that such option may be assigned or transferred. Securities subject to options granted under the 1990 Plan that lapse or terminate may again be subject to options granted under such Plan. The Plan provides that all options become fully exercisable upon a merger of the Company, the sale of substantially all of the Company's assets or the termination of an option holder's employment following a change in control of the Company.


     Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and the Company of options with respect to Company stock granted under the 1990 Plan should generally be as set forth in the following summary.

     An employee to whom as ISO which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price.

The Company will not be entitled to a federal income tax deduction in connection with the grant or exercise of an ISO. If the employee does not hold such shares for the required period, when the employee sells such shares the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term, depending on the holding period of the stock sold) in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income recognized by the employee.

     An employee to whom an NSO is granted will not recognize income at the time of grant of such option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of the option exercise, of the shares that the employee receives upon such exercise over the option price paid. The tax basis of such shares to such employee will be equal to the option price paid plus the amount, if any, includable in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognizes taxable income in respect of such shares. Gain or loss upon a subsequent sale of any Company Common Stock received upon the exercise of a NSO generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the employee pays the option price in shares previously owned by the employee. Subject to the applicable provisions of the Code and regulations thereunder, the Company will be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of the Company in which the optionee recognizes such ordinary income.

                             PRINCIPAL STOCKHOLDERS


     The following table and notes set forth as of June 15, 1998, the number of shares of the Company's outstanding Common Stock beneficially owned by (i) the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers"), (ii) each director of the Company,
(iii) all executive officers and directors of the Company as a group and (iv) each person or group of persons known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company.

                                                                                        Shares
                                                           Amount and                   Beneficially Owned
                                                           Nature of                    Which May be
Name and Address of                   Beneficial           Percent of Class             Acquired Within
Beneficial Owner                      Ownership            Beneficially Owned(1)        60 Days(4)
-----------------                     ---------            ---------------------        -------------------

Officers and Directors:

Donald E. Cohen                        553,967                     8.1%                      64,633
1875 Lawrence, Suite 1100
Denver, CO  80202

Michael W. Johnson                     964,035                    12.9%                     650,599
1875 Lawrence, Suite 1100
Denver, CO  80202

Nahum Rand                             354,048(3)                  4.9%                      17,804
1875 Lawrence St., Suite 1100
Denver, CO  80202

                                                       32




                                                                                        Shares
                                                           Amount and                   Beneficially Owned
                                                           Nature of                    Which May be
Name and Address of                   Beneficial           Percent of Class             Acquired Within
Beneficial Owner                      Ownership            Beneficially Owned(1)        60 Days(4)
-----------------                     ---------            ---------------------        -------------------
W. Brad Browning                       241,111                     3.5%                     174,444
1875 Lawrence St., Suite 1100
Denver, CO  80202

Duane Wentworth                         10,833                      --                       10,833
1875 Lawrence St., Suite 1100
Denver, CO  80202

Michael D. Basch                         4,867                      --                        4,167
1875 Lawrence St., Suite 1100
Denver, CO  80202

All Officers and Directors            2,369,024                    29.8%                  1,144,870
as a Group (8 persons)

Principal Stockholders:

Dieter Heidrich                         350,597(2)                  5.1%                       --
1113 Spruce Street
Boulder, CO 80302

Robertson Stephens                      498,615                     7.3%                       --
Orphan Fund
555 California Street, Suite 2600
San Francisco, CA 94104

Stuart Fullinwider                      400,000                     5.9%                       --
24768 Foothills Dr. N
Golden, CO 80401

Joren Peterson                          400,000                     5.9%                       --
P.O. Box 3750
Telluride, CO 81435

-------------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company understands that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 149,557 shares of common stock held by Opus Capital Fund, LLC, which is managed by Opus Capital, LLP. Mr. Heidrich is a managing director of Opus Capital, LLP.
(3) Includes 336,244 shares of common stock held by the Rand Family Trust. Mr. Rand and his wife Jane Rand are the trustees of the trust and have sole voting and disposition power of the Trust.

(4) Represents the number of common shares set forth in column 1 that can be obtained through the exercise of warrants or options that are currently exercisable or that are exercisable within the next 60 days from June 15, 1998.


                              CERTAIN TRANSACTIONS

     On March 29, 1996, the Company borrowed $100,000 from Kevin Andrew, Vice President and Chief Financial Officer of the Company. In consideration therefor, the Company issued Mr. Andrew a promissory note in the principal amount of $100,000, due March 29, 1997, bearing interest at the prime rate plus 2.75%, and secured by all of the accounts receivable of the Company. The promissory note was convertible at the option of the holder at any time into shares of Common Stock of the Company at the rate of $3.00 per share. The note was subsequently extended to June 30, 1997, and was repaid on that date.

     On September 13, 1996, the Company issued shares of Common Stock to three officers of the Company as follows: (i) the Company issued 82,667 shares of Common Stock at a price of $1.12 and warrants to purchase 41,333 shares at $1.50 per share to Michael Johnson, President and Chief Executive Officer of the Company, in consideration for $20,000 in cash and $73,000 in accrued salary and expense obligations; (ii) the Company issued 17,778 shares of Common Stock at a price of $1.12 and warrants to purchase 8,889 shares at $1.50 per share to Kevin Andrew, Vice President and Chief Financial Officer of the Company in consideration for $20,000 in accrued salary obligations; (iii) the Company issued 66,667 shares of Common Stock at a price of $1.12 and warrants to purchase 33,333 shares at $1.50 per share to W. Brad Browning, Vice President of the Company, in consideration for $75,000 in cash. All such warrants are exercisable until September 13, 1998.

     On December 11, 1997, the Company sold all the assets of its wholly-owned subsidiary, Cimarron International, Inc. ("Cimarron"), to Cimarron Dog and Pony, Inc. ("Dog and Pony"). Dog and Pony is owned by Donald Cohen, a director of the Company and the former owner of Cimarron prior to its acquisition by the Company in 1995. After execution of the Transaction, the Company ceased all operations of its Cimarron subsidiary and liquidated the subsidiary on December 19, 1997. Because the Transaction did not involve a substantial part of the Company's assets, it was not submitted to the Stockholders for approval prior to consummation. Prior to its disposal on December 11, 1997, Cimarron had sales of $852,000 and lost $792,000 from operations which included a charge to impairment of long-lived assets of $863,000.

     Cimarron provides comprehensive business presentation services that range from simple graphic design to complete productions and presentations utilizing sophisticated multimedia presentations, multimedia authoring, production and project management. The Company acquired Cimarron in May 1995 to facilitate a change in the Company's strategy. From the Company's inception until 1995, the Company was focused on the distribution of software via encrypted CD-ROM. In 1995, the Company fundamentally changed its business and began to develop its Referral Management Services for large corporate clients. The acquisition of Cimarron allowed the Company to utilize resources and capabilities of Cimarron, such as multimedia authoring capability and its existing client contacts, to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. The Company paid total consideration of $1,348,000 to acquire Cimarron in 1995 of which Mr. Cohen received $1,100,000 of the total proceeds which included common stock of the Company valued at $640,000.

     The Board of Directors unanimously approved the sale of Cimarron assets on December 11, 1997, with the exception of Mr. Cohen, who abstained from voting in this matter. The Board of Directors believe this sale has two major benefits to the Company and its shareholders; first, it allows the Company to focus exclusively on developing its FindNow Referral Management Services business which the Company believes has a much higher growth potential than the Cimarron business. Second, the sale provides significant additional cash to invest in this core business. In addition, the Board of Directors believe that a sale of Cimarron is desirable because substantial management attention will be required in the future to reverse a three year trend of declining revenues and profits due to changing market conditions in Cimarron's core business.

     The Company estimates the total value of the sale transaction (the "Transaction") be $321,000, including $100,000 of contingent consideration. The Transaction included assets of approximately $63,000 consisting of specialized computer equipment and software, of which the Company recognized a book gain of approximately $24,000. Also included in the Transaction were approximately $58,500 of accounts receivable which were transferred at full value as recorded on Cimarron's books with no offset for bad debt. Approximately $66,000 of intangible assets related to the business tradename, customer lists, in-process contracts and related unbilled revenues were also included in the Transaction. Dog and Pony also assumed all recorded liabilities of Cimarron which amounted to approximately $51,000, consisting of approximately $13,000 of accounts payable and $37,000 of other accrued liabilities. The Company believes substantially all of these liabilities have been satisfied. Mr. Cohen also agreed to terminate his own employment agreement with the Company. As part of the Transaction, the Company executed an earnout agreement which provides that Dog and Pony shall pay 25% of all quarterly gross profits in excess of $116,500 to the Company until the earlier of: (i) March 31, 2001, or (ii) until payments total $100,000.

     In connection with the Transaction, the Company executed a cost sharing agreement with Dog and Pony which provides that the Company shall provide certain administrative services for $12,000 per month. This agreement expires March 31, 1998, and can be extended by mutual agreement of both parties.


     The Company submitted the Transaction to the Vancouver Stock Exchange ("VSE") for approval in accordance with the rules and regulations of the VSE. The Company obtained VSE approval of the Transaction subject to ratification by the shareholders of the Company. The Transaction was ratified at the May 8, 1998 annual meeting of shareholders.


     The total consideration paid including contingent consideration equals 5.2 times 1997 cash flow of approximately $62,400 and represents 3.5 times 1997 cash flow if contingent consideration is excluded. The Board of Directors determined that this valuation was consistent with a business in a mature or declining market such as Cimarron. Revenues from Cimarron have been declining over the last three years due to a shift away from 35mm slides to electronic presentations and a trend towards in-house production of many types of business presentations.




                              SELLING STOCKHOLDERS


     The following tables set forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of June 15, 1998, and as adjusted to give effect to the sale of such securities. The Shares are being registered to permit public secondary trading of such securities, and the Selling Stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

     The Shares of Common Stock being offered by the Selling Stockholders fall into two categories: (i) 3,156,592 Shares acquired from the Company in various private transactions in 1995, 1996 and 1997 in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as the basis for an exemption from registration; and (ii) 329,055 Shares that may be purchased by the Selling Stockholders upon exercise of warrants ("Warrants") held by such persons to purchase Common Stock. In connection with such private transactions, the Company agreed to register all such shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants. Except as set forth below, none of such Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company. The Shares may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution". In accordance with the rules of the Commission, the columns "Common Stock Owned After Offering" show the amount of securities owned by Selling Stockholders after the offering. The numbers in such columns assume all Shares registered and offered by this Prospectus, shown in the column "Common Stock Offered" are sold by the Selling Stockholders. However, the Selling Stockholders are not required to sell any of the Shares offered, and the Selling Stockholders may sell as many or as few Shares as they choose. See "Plan of Distribution".



              Name of                           Common Stock            Common Stock            Common Stock
        Selling Stockholders              Owned Prior to Offering(1)      Offered         Owned After Offering(1)
        --------------------              --------------------------      -------         -----------------------
                                             Amount      Percent(3)                        Amount(4)  Percent(3)(5)
                                             ------      ----------                        ---------  -------------
Rand Family Trust(6)                        336,244            4.9%       128,000           208,244         --

Nahum Rand                                   17,804              --         8,500(2)              0         --

OPUS Capital Fund LLC(7)                    149,557            2.2%       149,557(2)              0         --

Environmental Systems Research              115,000            1.7%       115,000(2)              0         --
Institute, Inc.

Donald Cohen(8)                             553,967            8.1%       497,834(2)          56,133         --

Copeland Consulting Group, Inc.(9)          146,157            2.2%        96,517(2)          50,000         --

Michael Johnson(10)                         964,035           12.9%       363,269(2)         600,766         8.4%

Paul Stapleton                               37,500              --        37,500                  0         --

Kevin Andrew(11)                            142,585            2.1%        26,667(2)         115,918         1.6%

W. Brad Browning(12)                        241,111            3.5%       100,000(2)         141,111         2.0%

David Honan                                  48,040              --         7,143             40,897          --

Joren Peterson                              400,000            5.9%       325,000             75,000         1.0%

Stuart Fullinwider                          400,000            5.9%       325,000             75,000         1.0%

Pfeiffer Public Relations                    75,000            1.3%        75,000(2)               0          --

Robert Louthan                               30,000               -        30,000(2)               0          --

Robertson Stephens Diversified Growth       271,415            4.0%       271,415(2)               0          --
Fund

Robertson Stephens Orphan Fund              498,615            7.3%       498,615                  0          --

Robertson Stephens Orphan Offshore Fund     287,130            4.2%       287,130                  0          --

Larry Baratz                                 28,500               -        28,500                  0          --

Dennis DeCoste                              105,000            1.5%       105,000                  0          --

Bud Zuckerman                                10,000               -        10,000                  0          --

All Selling Stockholders as a Group       5,186,742           64.3%     3,485,647          1,363,069         19.1%



                                                          36

-----------------
(1) Includes shares underlying options and Warrants to purchase Common Stock which are currently exercisable or are exercisable within 60 days.

(2) Includes the following Shares which may be purchased by Selling Stockholders upon exercise of Warrants: Nahum Rand - 8,500 Shares; Pfeiffer Public Relations - 75,000 Shares; Michael W. Johnson - 49,833 Shares; Donald Cohen - 8,500 Shares; Kevin Andrew - 8,889 Shares; W. Brad Browning -33,333 Shares; ESRI - 115,000 Shares; Robert Louthan - 30,000 Shares.
(3) No percent of class is shown for holders of less than 1%. Percentage computations are based on 6,814,076 shares of Common Stock outstanding as of June 15, 1998.
(4) Assumes sale of all Common Stock offered hereby. See "Plan of Distribution".
(5) Assumes issuance of 329,055 shares of Common Stock issuable upon exercise of shares of Common Stock underlying the Warrants registered hereby, and is therefore based on 7,143,131 shares of Common Stock outstanding. No percent of class is shown for holders of less than 1%.

(6) Nahum Rand, a director of the Company, and his wife are the trustees of the trust and have sole voting and disposition power over the trust.

(7) OPUS Capital Fund, LLC is managed by OPUS Capital, Inc. OPUS Capital Inc. ("OPUS") has provided financial and strategic consulting services to the Company. Dieter Heidrich is a managing director of OPUS.

(8) Mr. Cohen is Vice-Chairman of the Company, and has served as a director of the Company since May 1995.
(9)  Mr. Copeland is a former director of the Company.
(10) Mr. Johnson is the President, Chief Executive Officer and a director of the Company.
(11) Mr. Andrew is a Vice President and Chief Financial Officer of the Company.
(12) Mr. Browning is a Vice President of the Company.

                              PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares offered by the Selling Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales. The Company has entered into a Selling Agreement with holders of all of the Shares offered hereby, which contains the Company's agreement to indemnify the Selling Stockholders for losses or damages, including losses or damages under the Securities Act, to which the Selling Stockholders may become subject arising out of or based upon untrue statements of fact contained in the registration statement of which this Prospectus is a part.

                            DESCRIPTION OF SECURITIES
GENERAL


     The authorized capital stock of the Company consists of an aggregate of 15,000,000 shares of Common Stock, $.001 par value, and 1,962,335 shares of Preferred Stock, $.001 par value. As of the date hereof, 6,814,076 shares of Common Stock, and no shares of Preferred Stock, are outstanding.


COMMON STOCK

     Subject to preferences that may apply to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among other holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Of the 1,962,335 shares of authorized Preferred Stock, 213,483 shares are designated Series A Convertible Preferred Stock, and 1,748,852 shares are without designation.

     Each share of Series A Convertible Preferred Stock is convertible into four shares of Common Stock. The Series A Convertible Preferred Stock has a liquidation preference of $1.593 per share, and is entitled to dividends when, as and if declared, and is entitled to dividends in preference to dividends on any junior securities of the Company. The Series A Convertible Preferred Stock has voting rights on all matters subject to stockholder voting, and votes on an as-converted-to Common Stock basis. There are no shares of Series A Convertible Preferred Stock outstanding and the Company has no plans to issue such stock.

     The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of 1,748,852 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors--Future Issuance of Stock by Company Without Shareholder Approval". The Company has no current plan to issue any shares of Preferred Stock.

STOCK OPTIONS AND WARRANTS


     The 1990 Plan provides for the grant of options to acquire a maximum of 2,200,00 shares of Common Stock. As of June 15, 1998, options for an aggregate of 173,579 shares are outstanding at exercise prices ranging from $0.29 to $2.56. 61,587 options have been exercised since inception of the Plan. See "Management-- 1990 Stock Option Plan".

     As of June 15, 1998, warrants to purchase 641,815 shares of Common Stock are outstanding, and of such number 610,732 are currently exercisable or are exercisable within 60 days from such date. The warrants were issued between 1993 and 1998 in financing transactions, as director compensation, and for other purposes. The warrants are exercisable at prices ranging from $.29 to $56.90. 108,952 of the warrants expire in 1998, 200,000 of the warrants expire in 1999, 200,000 of the warrants expire in 2000, 105,000 expire in 2001 and 27,863 of the warrants expire in 2005. Certain of the warrants which expire in 1998 contain ratcheting provisions which act to protect the warrant holder from issuances of Company securities below market value.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                                 INDEMNIFICATION

     Article VII of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article V of the Registrant's Bylaws provides for the indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, the Company will have 6,814,079 shares of Common Stock outstanding based upon the number of shares outstanding as of June 15, 1998. Of the 3,485,647 Shares offered pursuant to this Prospectus, 3,156,592 are shares of Common Stock which prior to this offering were outstanding but not freely tradeable, but which are now freely tradeable without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act, which shares will be subject to the resale limitations of Rule 144 described below. Of the 3,485,647 Shares offered pursuant to this Prospectus, the remaining 329,055 Shares represent shares of Common Stock underlying Warrants which have not been exercised. If all of such Warrants are exercised, the total number of shares of Common Stock outstanding would increase from 6,814,079 to 7,143,134.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding shares of the Common Stock (approximately 68,140 shares immediately after completion of the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.


     In general under Rule 144(k), as currently in effect, a stockholder, who is not an affiliate of the Company, and who has beneficially owned such shares for at least two years, may sell all of such stockholder's shares without the volume limitations of Rule 144 described above.

     The Company has reserved 2,200,000 shares of Common Stock for issuance under the 1990 Plan. At appropriate times subsequent to completion of the offering, the Company intends to file registration statements under the Securities Act to register the Common Stock to be issued under those plans. After the effective date of such registration statements, shares issued under these plans will be freely tradable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

     Prior to this offering, the market for the Company's securities has been characterized by volatility and small trading volume. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the offering. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors--Securities Eligible for Future Sale."

                          CERTAIN U.S. TAX CONSEQUENCES
                       TO NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a U.S. person (a "Non-U.S. Holder"). For this purpose, the term "Non-U.S. Holder" means any person who or that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign estate or trust, or a foreign partnership one or more of the members of which is a Non-U.S. Holder. This discussion does not deal with foreign, state and local tax consequences and does not address all aspects of U.S. federal income and estate taxes that may be relevant to Non- U.S. Holders in light of their personal circumstances. (In particular, the discussion does not discuss the treatment of Non-U.S. Holders subject to special tax treatment under the federal income tax laws, including banks, insurance companies, dealers in securities, and holders of securities as part of a "straddle", "hedge", or "conversion transaction".) Furthermore, this discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change (possibly with retroactive effect). Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock.

     An individual will be deemed to be a resident alien for U.S. tax purposes if the individual is treated as a permanent U.S. resident under U.S. immigration laws or, subject to certain exceptions, if the individual is present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three- calendar year period ending with the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens; they are also subject to the U.S. estate tax (generally without benefit of the marital deduction for a non-citizen spouse).

DIVIDENDS

     The gross amount of any dividends paid by the Company to a Non-U.S. Holder of Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States. If a dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States (and if a tax treaty applies, is attributable to a "permanent establishment" in the United States, through which such trade or business is conducted), the dividend would be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, as the case may be, and, provided that the applicable certificate is provided, would be exempt from the 30% withholding tax described above. Any such dividends received by a corporate Non-U.S. Holder may be eligible for the 70% dividends-received-deduction. Any effectively connected dividend may under certain circumstances, also be subject to an additional "branch profits tax" at a 30% rate or at such lower rate (including zero) as may be specified by an applicable income tax treaty.

     Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts of U.S. tax withheld by the Company by filing an appropriate claim for refund with the U.S. Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The Company has not been and does not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. Non-U.S. Holders who fall under clause (i) or (ii) above, should consult their tax advisors regarding the tax treatment applicable to them.

FEDERAL ESTATE TAXES

     Common Stock owned, or treated as owned, by a non-resident alien individual (as specifically determined for U.S. Federal estate tax purposes) at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply whether or not withholding is required. Copies of the information returns reporting such dividends and tax withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under exchange- of-information provisions of an applicable income tax treaty.

     U.S. backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain information under U.S. information reporting requirements) generally will not apply to (a) dividends paid to a Non-U.S. Holder that is subject to U.S. withholding at the 30% rate (or such lower rate provided under an applicable treaty) or (b) under current law dividends paid to a Non-U.S. Holder at an address outside the U.S. However, under proposed regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, either directly or indirect through an intermediary.

     The backup withholding and information reporting requirements will not apply with respect to the proceeds paid to a Non-U.S. Holder upon the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a U.S. person or a "U.S. related person", however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other requirements are met or the Holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its
non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against the Holder's U.S. federal income tax liability, provided that required information is furnished to the Service.

     These information reporting and backup withholding rules are under review by the U.S. Treasury, and their application to the Common Stock could be changed prospectively by future regulations. The U.S. Treasury has recently issued final regulations requiring Non-U.S. Holders to acquire U.S. taxpayer identification numbers in situations where they are obligated to file certain U.S. tax returns and where they file refund claims. This provision is not applicable with respect to information returns.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for the Company by Chrisman, Bynum & Johnson, P.C., Boulder, Colorado.

                                     EXPERTS


     The Consolidated Financial Statements of the Company for the years ended December 31, 1997 and 1996 appearing in this Prospectus and Registration Statement have been audited by Hein + Associates LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of Hein+Associates LLP dated February 13, 1998 contained an explanatory paragraph concerning the Company's ability to continue as a going concern.

                      INFONOW CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS







Report of Independent Auditors .......................................     F-2

Consolidated Balance Sheets - March 31, 1998 (unaudited)
    and December 31, 1997 and 1996 ...................................     F-3

Consolidated Statements of Operations for the three months
    ended March 31, 1998 and 1997 (unaudited) and for the
    years ended December 31, 1997 and 1996 ...........................     F-4

Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1998 (unaudited) and for the years
    ended December 31, 1997 and 1996 .................................     F-5

Consolidated Statements of Cash Flows for the three months ended
    March 31, 1998 and 1997 (unaudited) and for the years ended
    December 31, 1997 and 1996 .......................................     F-7

Notes to Consolidated Financial Statements ...........................     F-8

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
InfoNow Corporation and Subsidiaries
Denver, Colorado

We have audited the accompanying consolidated balance sheets of INFONOW CORPORATION and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfoNow Corporation and subsidiaries, as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As discussed in Note 11 to the financial statements, the Company has experienced recurring losses from operations which raises substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


HEIN + ASSOCIATES LLP


Denver, Colorado
February 13, 1998



                                            INFONOW CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED BALANCE SHEETS
                                  (US Dollars in Thousands, except per share information)

                                                            March 31,                 December 31,
                                                            ---------          ---------------------------
 ASSETS                                                       1998               1997              1996
 ------                                                       ----               ----              ----
                                                          (Unaudited)
Current Assets:
       Cash and equivalents                                 $    972           $    325           $  2,050
       Accounts receivable                                       254                177                161
       Prepaids and other current assets                          38                 20                 99
                                                            --------           --------           --------
           Total  current assets                               1,264                522              2,310

Property and equipment, net                                      566                647                693
Capitalized software development costs, net
   of accumulated amortization of $450, $384
   and $141 in March 31, 1998, 1997 and 1996
   respectively                                                   80                146                363
Goodwill, net of accumulated amortization
   of $108 in 1996                                              --                 --                  913
Other assets and deferred charges                                  9                  9                 11
                                                            --------           --------           --------
    Total Assets                                            $  1,919           $  1,324           $  4,290
                                                            ========           ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Notes payable - current portion                       $    210           $    209           $    210
      Convertible notes payable to related party                --                 --                  100
      Accounts payable and accrued expenses                      443                402                412
      Unearned revenue and prepaid service fees                  262                263                228
      Deferred compensation                                       32                  5                 76
                                                            --------           --------           --------
            Total current liabilities                            947                879              1,026

NOTES PAYABLE, net of current portion                             35                 47                 92

COMMITMENTS AND CONTINGENCIES
    (Notes 10 and 11)

STOCKHOLDERS' EQUITY
      Preferred stock, $.001 par value; 1,962,335
        shares authorized, none issued or outstanding           --                 --                 --
      Common Stock, $.001 par value; 15,000,000
        shares authorized, 5,816,179; 5,364,179
        and 5,515,164 issued and outstanding
        at March 31, 1998, December 31, 1997
        and 1996 respectively                                      6                  5                  6
      Additional paid-in capital                              22,739             21,904             22,316
      Accumulated deficit                                    (21,808)           (21,511)           (19,150)
                                                            --------           --------           --------
      Total stockholders' equity                                 937                398              3,172
                                                            --------           --------           --------
           Total Liabilities and Stockholders' Equity       $  1,919           $  1,324           $  4,290
                                                            ========           ========           ========

                  The accompanying notes are an integral part of these financial statements.



                                          INFONOW CORPORATION AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (US Dollars in Thousands, except per share information)

                                                           Three Months Ended March 31,   For the Years Ended December 31,
                                                           ----------------------------   --------------------------------
                                                              1998             1997             1997            1996
                                                              ----             ----             ----            ----
                                                                   (Unaudited)
SALES                                                     $       442      $       226      $     1,053      $     1,124

OPERATING EXPENSES:
   Cost of sales and direct project
    related costs                                                 405              353            1,501              732
   Selling and marketing                                          131              137              575              231
   General and administrative                                     208              237              965            1,772
   Impairment of long-lived assets                               --               (365)            (363)           1,540
                                                          -----------      -----------      -----------      -----------
   Total operating expenses                                       744              362            2,678            4,275
                                                          -----------      -----------      -----------      -----------

Loss from operations                                             (302)            (136)          (1,625)          (3,151)

OTHER INCOME (EXPENSE):
Other non-operating income (loss)                                   1             --                  2              (15)
     Interest income                                                1               14               40               13
     Interest expense                                              (2)              (8)             (26)             (34)
                                                          -----------      -----------      -----------      -----------
                                                                 --                  6               16              (36)

Loss from continuing operations                                  (297)            (130)          (1,609)          (3,187)

Discontinued operations
   Income from operations of Cimarron Int'l                      --                (10)              86               95
   Loss on disposal of Cimarron                                  --               --               (838)            --
                                                          -----------      -----------      -----------      -----------

Net loss and comprehensive loss                           $      (297)     $      (140)     $    (2,361)     $    (3,092)
                                                          ===========      ===========      ===========      ===========

Basic and Diluted EPS per common share:
   Continuing operations                                  $     (0.06)     $     (0.03)     $     (0.30)     $     (0.89)
   Discontinued operations                                       --               --              (0.14)            0.03
                                                          -----------      -----------      -----------      -----------

Net loss and comprehensive loss                           $     (0.06)     $     (0.03)     $     (0.44)     $     (0.86)
                                                          ===========      ===========      ===========      ===========

Weighted Average Common
    Shares Outstanding                                      5,363,886        5,509,786        5,396,024        3,587,128
                                                          ===========      ===========      ===========      ===========


                    The accompanying notes are an integral part of these financial statements.

                                                            F-4

                                               INFONOW CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     For the Years ended December 31, 1997 and 1996 (Audited)
                                    and for the Three Months ended March 31, 1998 (Unaudited)

                                     (US Dollars in Thousands, except per share information)

                                                                                         Additional
                                                              Common Stock                 Paid-in           Accumulated
                                                         Shares            Amount          Capital             Deficit
                                                         ------            ------          -------             -------
BALANCES, January 1, 1996                               3,183,567        $        3       $   19,478        $  (16,058)

Issuance of common stock in conjunction
  with the exercise of employee stock
   options                                                 15,708              --                 20              --

Issuance of common stock in conjunction
  with the exercise of warrants                           469,554              --                188              --

Return of common stock to treasury from
  escrow, subsequently retired                            (92,000)             --               --                --

Non-cash charge related to the issuance
  of warrants to purchase 115,000 shares
  of common stock to ESRI                                    --                --                253              --

Common stock issued to three officers of
  the Company valued at $1.12 per share in
  exchange for $95,000 cash, and $93,000 in
  deferred salaries and expenses                          167,112              --                188              --

Common stock valued at $1.40 per share for
  cash in December 1996 private placement net
  of cash offering costs of $57,868. Includes
  50,000 shares issued to placement agent as
  compensation for services rendered in placement       2,045,273                 2            2,712              --

Shares retired in conjunction with sale of
  Navigist, Inc.                                         (274,050)             --               (523)             --

Net loss                                                     --                --               --              (3,092)
                                                       ----------        ----------       ----------        ----------

BALANCES, December 31, 1996                             5,515,164                 5           22,316           (19,150)

Issuance of common stock in conjunction
   with the exercise of employee stock options              2,819              --                  4              --

Retirement of common stock                               (153,804)             --               (364)             --

Offering costs and expenses for
   December 6, 1996 private placement                        --                --                (55)             --

Non-cash charge related to the issuance of options
   to purchase common stock issued to a consultant
   to company                                                --                --                  3              --

Net loss                                                     --                --               --              (2,361)
                                                       ----------        ----------       ----------        ----------

 BALANCES, December 31, 1997                            5,364,179                 5           21,904           (21,511)
                                                       ----------        ----------       ----------        ----------

                                                            (continued)
                             The accompanying notes are an integral part of these financial statements.

                                                               F-5




                                          INFONOW CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 For the Years ended December 31, 1997 and 1996 (Audited)
                                 and for the Three Months ended March 31, 1998 (Unaudited)

                                  (US Dollars in Thousands, except per share information)

                                                                                         Additional
                                                              Common Stock                 Paid-in           Accumulated
                                                         Shares            Amount          Capital             Deficit
                                                         ------            ------          -------             -------
                                                                                (unaudited)

Issuance of common stock
  in exchange for note                                   2,000              --                   1              --

Common shares valued at US$1.75
   per share for cash in March 27, 1998
   private placement                                   450,000                 1               787              --

 Non-cash charge related to the issuance of
   warrants to purchase common stock issued
   to a consultant                                        --                --                  47              --

 Net loss                                                 --                --                --                (297)
                                                     ---------         ---------         ---------         ---------

 BALANCES, March 31, 1998 (Unaudited)                5,816,179         $       6         $   2,739         $ (21,808)
                                                     =========         =========         =========         =========



                   The accompanying notes are an integral part of these financial statements.


                                                        F-6


                                      INFONOW CORPORATION AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (US Dollars in Thousands)

                                                             For the Three Months             For the Years Ended
                                                               Ended March 31,                    December 31,
                                                             --------------------             -------------------
                                                                 (Unaudited)
                                                              1998            1997            1997           1996
                                                              ----            ----            ----           ----
CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net loss                                                 $  (297)        $  (140)        $(2,361)        $(3,092)
   Adjustments to reconcile net loss
    to net cash used in operating activities:
   Depreciation and amortization                                161             121             619             508
   Loss on disposal of business segment                        --              --               838            --
   Impairment of long-lived asset                              --              (365)           (363)          1,540
   Loss on disposal of property and equipment                  --              --                (1)             15
   Compensation expense recognized in connection
    with stock option and warrant issuances                      47            --                 3            --
   Other                                                          6            --              --                (8)
 Changes in operating assets and liabilities:
   Accounts receivable                                          (85)            (32)            (74)            204
   Other current assets                                         (16)            (21)            137             (64)
   Other assets and deferred charges                           --                 3               2              (8)
   Accounts payable and other liabilities                        69             (20)            (57)            365
   Unearned revenues and prepaid service fees                  --              (120)             52             175
                                                            -------         -------         -------         -------
      Net cash used in operating activities                    (115)           (574)         (1,205)           (365)

INVESTING ACTIVITIES:
   Purchase of property and equipment                           (14)            (49)           (134)           (693)
   Disposition of subsidiaries                                 --              --                85             (97)
   Acquisition of geographic data                              --              (100)           (180)           --
   Additions to capitalized software                           --              --               (26)           (250)
   Proceeds from sale of property and equipment                --              --                 6               2
                                                            -------         -------         -------         -------
      Net cash flows used in investing act                      (14)           (149)           (240)         (1,038)

FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock                   788             (21)            (55)          2,809
   Proceeds from exercise of options and warrants              --                 1               4             209
   Proceeds from notes payable                                    9            --              --               417
   Proceeds (payment) of related party note                    --              --              (100)            100
   Principal payments on debt obligations                       (21)            (26)           (120)           (314)
                                                            -------         -------         -------         -------
      Net cash provided by (used in) financing
        activities                                              776             (46)           (271)          3,221

   Net increase (decrease) in cash and equivalents              647            (769)         (1,725)          1,818
                                                            -------         -------         -------         -------
CASH AND EQUIVALENTS, beginning of period                       325           2,050           2,050             232
                                                            -------         -------         -------         -------
CASH AND EQUIVALENTS, end of period                         $   972         $ 1,281         $   325         $ 2,050
                                                            =======         =======         =======         =======


                  The accompanying notes are an integral part of these financial statements.


                                                        F-7


                      INFONOW CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Information for periods subsequent to December 31, 1997 is unaudited


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


a. Organization and Business Activity

     The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business and began developing its FindNow system to provide referral management services to large corporate clients which can be deployed through their Internet sites and call centers via the Internet or private frame relay connection. The Company ceased selling software using encrypted CD-ROM technology in September 1995.

     As part of its strategy, the Company acquired Cimarron International, Inc. ("Cimarron") and Navigist ("Navigist") in 1995 in order to utilize resources and capabilities of these companies to complete the Company's change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed its transition. The Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997. A full discussion of the sale of these two subsidiaries is contained in "Note 2. Discontinued Operations" of these financial statements.

b. Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Revenue Recognition

     The Company derives revenue by providing implementation and hosting services for its FindNow service. Prior to its divestiture of Cimarron and Navigist, the Company also generated revenues from several other sources including the production of Multimedia and 35mm slide presentations, and the provision of network engineering and consulting services.

     The Company recognizes revenue using the percentage-of-completion method on its FindNow implementations. Revenues are recognized based on labor costs incurred and total expected labor costs as well as engineering estimates of percent complete. Revenue is recognized upon completion, delivery and acceptance by the customer for design and imaging services as such services are of short duration from order to completion. For certain projects, the Company invoices for work yet to be performed. These prebillings, together with cash received prior to performing services, are reflected as unearned revenue and prepaid service fees in the accompanying balance sheets.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


d. Property and Equipment

     Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years.

e. Consolidation

     As of December 31, 1997, the financial statements include all accounts of InfoNow Corporation. The operating results of Cimarron are included through December 11, 1997 and the operating results of its former subsidiary, Navigist, were included through December 13, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

f. Software Development Costs

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), software development costs, which consist primarily of salaries and related costs, purchased software, contract labor costs and other direct expenses, are expensed as research and development costs prior to the establishment of technological feasibility. Technological feasibility for the Company's software products is generally based upon achievement of a detailed program design free of high risk development issues. After technological feasibility is established for a product, all software development costs are capitalized until the product is ready for delivery. Subsequent software maintenance costs are expensed as operating costs as incurred. Amortization of capitalized computer software cost is provided on a product-by-product basis at the greater of the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or the straight line method over the remaining useful economic life of the product (generally for two years). Approximately $529,981 in software development costs have been capitalized in conjunction with the development of the Company's FindNow system at December 31, 1997, including a $253,382 non-cash provision related to the fair value of options issued to ESRI (Note 8). The Company amortized $243,583 and $140,871 of these capitalized costs for the years ended December 31, 1997 and 1996, respectively.

g. Research and Development Costs

     The Company's current research and development efforts are influenced significantly by customer requirements. New features are customized initially for delivery to a single customer and then incorporated into future versions of its service. As a result, all development costs were recorded as cost of sales and the Company did not record any research and development expense in 1997 or 1996.

h. Goodwill

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121") for its fiscal year ended December 31, 1995, for the purpose of evaluating its long lived assets which consist principally of goodwill. The Company evaluates its goodwill at each financial reporting date to determine if events or circumstances indicate that an impairment has occurred. In accordance with SFAS 121, management has estimated expected future undiscounted cash flows from identified assets and compared those values to the related carrying value of those assets to determine if an asset impairment has occurred. During 1996, as a result of its review of long-lived assets as required by SFAS 121, the Company took a non-cash charge against operating results in the amount of $1,539,806 as a write down of all goodwill related to its acquisition of Navigist, Inc. The Company sold this subsidiary on December 13, 1996.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


      During 1997, the Company sold Cimarron resulting in a write-off of all goodwill related to its acquisition in the amount of $861,921. The Company no longer carries any goodwill or records any related to amortization as a result of this transaction.

i. Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

j. Net Loss Per Common Share

     The loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (FAS
128). FAS 128 replaced the  presentation  of primary and fully diluted  earnings
(loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and Diluted EPS were the same for 1997 and 1996 because the Company had losses from operations and therefore, the effect of all potential common stocks was anti-dilutive.

     Options to purchase 1,478,579 shares of common stock, and warrants to purchase, 2,033,888 shares of common stock were outstanding at December 31, 1997. See Note 8, Stockholders' Equity, for a detailed discussion of the options and warrants issued by the Company.

k. Stock Compensation Expense.

     The Company records its stock compensation expense in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires all companies to adopt a fair value based method to measure compensation cost of issued stock options and similar instruments issued to employees using a Black-Scholes model or other comparable method. The Company has elected an option under SFAS 123 that allows a Company to continue to recognize compensation cost for employees in accordance with the guidance in APB No. 25 and disclose the proforma results of operations as if SFAS 123 been applied to the financial statements. Transactions in which the Company issues stock options or other equity instruments to acquire goods or services from nonemployees are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

l. Impact of recently issued accounting standards.

     Statement of Financial Accounting Standards 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards 131 "Disclosures About Segments of an Enterprise and Related Information" were recently issued. Statement 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Statement 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited financial statement that displays with the same prominence as other financial statements. Statement 131 supersedes Statement of Financial Accounting Standards 14 "Financial Reporting for Segments of a Business Enterprise," Statement 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company adopted statements 130 and 131 effective for its fiscal year ended December 31, 1998.

m. Reclassifications

     Certain   amounts  in  the  prior  year  financial   statements  have  been
reclassified   to  conform   with  the  current   year   classifications.   Such
reclassifications had no effect on net loss.

n. Unaudited Information

     The information set forth in these financial statements as of March 31, 1998 and for the three-month period ended March 31, 1998, is unaudited. This information reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for these periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.


Note 2. DISCONTINUED OPERATIONS


a. Cimarron International, Inc.

     On December 11, 1997, the Company sold the operations of its wholly-owned subsidiary, Cimarron International, Inc. ("Cimarron"), to Cimarron Dog and Pony, Inc. ("Dog and Pony") through an asset sale for total proceeds of $85,000 in cash. After execution of this transaction, the Company ceased all operations of Cimarron and liquidated the subsidiary on December 19, 1997.

     As part of the sale transaction, the Company executed an agreement which provides that Dog and Pony shall pay 25% of all quarterly gross profits in excess of $116,500 to the Company until the earlier of: (i) March 31, 2001, or
(ii) until payments total $100,000. Dog and Pony is owned by a director of the Company and the former owner of Cimarron prior to its acquisition by the Company in 1995.

     The results of Cimarron's operations have been classified as discontinued operations in the accompanying financial statements. The recorded loss on the sale includes a non-cash charge to impairment of goodwill of $861,921. Cimarron recorded sales of approximately $852,000 during its 1997 fiscal year prior to its sale on December 11, 1997 and $1,082,000 in 1996.

b. Navigist, Inc.

     On December 13, 1996, the Company sold all the common shares of Navigist to VDC Paradigms, Inc., which is owned by two of the principal operating managers of Navigist. The Company received 274,050 shares of InfoNow common stock and the surrender of notes held by the buyers amounting to $27,940 in consideration for the sale of Navigist. As part of the transaction, the Company also made a cash

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited payment of $97,000 to the buyers, canceled all intercompany balances owed by Navigist to InfoNow and Cimarron International, Inc., amounting to approximately $490,400 and forgave a note owed by Navigist to InfoNow in the amount of $142,500. In addition, the Company also retired the remaining notes payable, amounting to $22,060 issued in the original acquisition of Navigist by the Company in August 1995 in order to facilitate the completion of the transaction.

c. Unaudited Pro Forma Financial Information

     The following pro forma information for the years ended December 31, 1997 and 1996 assumes that the disposition of Navigist and Cimarron took place on January 1, 1996. As the results presented are prepared on a pro forma basis, they do not necessarily represent what the Company's results would actually have been if such transactions had in fact occurred on that date. The consolidated financial statements of the Company for the year ended December 31, 1996, include a provision of $1,539,806 for the impairment of goodwill relating to the acquisition of Navigist.

                                            1997        1996
                                            ----        ----
                                 (In thousands, except per share amounts)

                 Revenues                  $ 1,053    $   345
                 Net loss                   (1,547)    (1,181)
                 Net loss per share        $ (0.29)   $ (0.34)


Note 3. INCOME TAXES

     The Company accounts for its tax liabilities in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

     At December 31, 1994, the Company had a net operating loss carryforward for income tax purposes of approximately $14,350,000. Because the Company experienced a significant change in control and substantially changed its business on May 22, 1995 as described in Note 1, the Company believes that, under current tax regulations, the utilization of tax loss carryforwards will be limited to loss carryforwards generated after May 23, 1995, which amount to approximately $5,935,000 as of December 31, 1997.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


The significant components of the net deferred tax asset consist of the following:

                                                              December 31,
                                                              ------------
                                                         1997             1996
                                                         ----             ----
                                                             (In thousands)
Capitalized software ...........................        $   (54)        $   (40)
Net operating loss carryforwards ...............          2,200             706
Deferred compensation ..........................              2              28
                                                        -------         -------
Deferred tax asset, net ........................          2,148             694
                                                        -------         -------
Less - valuation allowance .....................         (2,148)           (694)
                                                        -------         -------
                                                        $   --          $   --
                                                        =======         =======

     The benefits of the Company's net operating loss carryforwards and other temporary differences as of December 31, 1997 and 1996, do not satisfy the realization criteria set forth in SFAS No. 109 and accordingly, the Company has recorded a valuation allowance for the entire net deferred tax asset. The valuation allowance increased by $1,453,000 due to the current year loss.


Note 4. PROPERTY AND EQUIPMENT

Property and Equipment consist of the following:
                                                                December 31,
                                                                ------------
                                                             1997         1996
                                                             ----         ----
                                                              (In thousands)
Computer equipment ...................................     $   773      $   763
Furniture and fixtures ...............................          90          110
Computer software and geographic data licenses .......         334          167
                                                           -------      -------
                                                             1,197        1,040
Less accumulated depreciation and amortization .......        (550)        (347)
                                                           -------      -------
Property and equipment, net ..........................     $   647      $   693
                                                           =======      =======

     In connection with the sale of Cimarron International (Note 2), the Company sold and wrote-off certain property which resulted in the reduction of approximately $119,919 of property cost and $76,946 of accumulated depreciation in 1997.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


Note 5. LONG TERM DEBT


a. Summary of Long Term Debt

                                                          December 31,
                                                          ------------
                                                     1997              1996
                                                     ----              ----
                                                         (In Thousands)

Term   loan    payable    to   a   bank,
collateralized   by  all   property  and
equipment,  bearing  interest  at  prime
plus 1.25%  (total of 9.75% at 12/31/97)
due in monthly installments of $3,817 to
December 1999.                                      $    81            $   117

Capital   lease    obligation    bearing
interest  rate  at 15%,  due in  monthly
installments  of $497 to November  1999,
collateralized  by  equipment  under the
lease.                                                   10                 14

Non-interest    bearing    short    term
obligation payable to ESRI in connection
with   development  of  FindNow  system,
without  collateral.  This obligation is
currently  in  dispute   andthe  payment
date,  if any, has not been  determined.
See Note 6.                                             150                150

Promissory  note  payable  to officer of
Company,  collateralized by all accounts
receivable,  bearing  interest  at prime
plus   2.75%   (total   of   11.25%   at
12/31/96),  interest  only  payments due
monthly,  principal  paid in full during
1997.  Convertible into 33,333 shares of
common stock.                                           --                 100

Notes payable to  suppliers,  at varying
interest  rates and  maturities  ranging
from January 1997 to June 2000                           15                 21
                                                     ------             ------

                                                        256                402

Less current portion                                   (209)              (310)
                                                     ------             ------

Long-term portion                                    $   47             $   92
                                                     ======             ======

b.  Maturities of Long Term Debt


     Future minimum lease payments under capital leases and annual maturities of other long-term debt at December 31, 1997 are as follows:

Year ending December 31,
1998................................................     $    209
1999................................................           47
                                                         --------
                                                         $    256
                                                         ========

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


     The Company paid $26,000 and $34,000 for interest during the years ended December 31, 1997 and 1996 respectively, including $6,000 and $14,000 paid to related parties in the years ended December 31, 1997 and 1996, respectively.


Note 6. SUPPLEMENTAL CASH FLOW INFORMATION

The Company had the following significant non-cash transactions:

     During 1997, the Company completed a non-cash transaction in which the Company financed its Directors and Officers insurance premium with a note from AFCO Credit Corporation ("AFCO") for approximately $61,000. The Company also completed a non-cash transaction in which the Company financed the purchase of certain computer equipment with a note from Sun Microsystems Finance for approximately $13,000.

     During 1996, the Company completed a non-cash transaction with Environmental Research Institute, Inc. ("ESRI"), in which the Company received computer equipment and software licenses from ESRI in exchange for an obligation. The remaining obligation, amounting to $150,000, as of December 31, 1996 and 1997, has been recorded in the notes payable-current portion caption on the balance sheets. This obligation is currently in dispute as the Company believes that certain requirements of the original agreement have not yet been met. The Company also recorded a non-cash charge of $253,000 related to a warrant to purchase 115,000 common shares of the Company stock issued to ESRI in accordance with the guidance of SFAS 123. This charge was recorded as capitalized software and $53,000 and $126,000 of this charge was amortized in 1996 and 1997 respectively. The Company also issued 167,112 shares of common stock in exchange for cash and cancellation of $143,000 in current liabilities (Note 8).


Note 7. RELATED PARTY TRANSACTIONS

     On March 29, 1996, the Company executed a promissory note to the Chief Financial Officer of the Company in the amount of $100,000 collateralized by all the receivables of the Company. The note was due in March 1997 bearing interest at prime plus 2.75%. The note was subsequently extended to June 30, 1997, and was then paid on June 30, 1997.

     In a separate transaction, a vice-president of the Company advanced $50,000 to the Company as a short term non-interest bearing loan. On September 13, 1996, this loan was exchanged for 44,444 shares of common stock valued at $1.12 per share.


Note 8. STOCKHOLDERS' EQUITY


a. Preferred Stock

     Shares of preferred stock may be issued from time to time in one or more series, with the rights and powers of each series set by the Board of Directors. Of the 1,962,335 authorized shares, 213,483 have been designated as Series A Convertible Preferred Stock.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


     The Series A Convertible Preferred Stock is convertible to common at the rate of four shares of common for one share of preferred. The Series A Convertible Preferred Stock has a liquidation value of $1.593 per share and the holders have voting rights on an as-converted basis. No preferred stock was outstanding as of December 31, 1997 or 1996.

b. Significant Equity Transactions

     On March 27, 1998, the Company completed a private placement of 450,000 shares of common stock at $1.75 per share, which was above the market price of the Company's common stock at the date of the transaction. Total gross proceeds from the sale of the stock were $787,500. The company served as its own placement agent and no significant transaction costs were incurred in the placement other than incidental legal fees.

     On March 18, 1997, the Company retired 153,804 shares of the Company's stock in exchange for modifications to the provisions of an agreement with a former officer and director of the Company. The returned shares were valued at $2.38, which represented the approximate fair value of the stock at the transaction date. The gain was recorded as a reduction of impairment of long-lived assets.

     On December 6, 1996, the Company completed a private placement of 1,995,273 Units at $1.40 per Unit, each Unit consisting of one share of Common Stock, par value $.001 per share (the "Shares"), and one share purchase warrant (the "Warrants"). Two warrants entitle the holder to acquire one additional share of Common Stock at $1.40 per share (the "Warrants") during the eighteen (18) month term of the Warrant.

     Total gross proceeds from the sale of Units were $2,793,000. Total cash commissions paid in conjunction with the placement amounted to $50,000. In addition, 50,000 shares of common stock were issued to Haywood Securities for corporate financial services rendered in conjunction with the private placement. The Company also issued 305,000 warrants to purchase common stock at $1.40 per share and expense reimbursements amounting to $15,000 will be paid to two parties which facilitated the sale of the Units in conjunction with the placement.

     On September 13, 1996, the Company completed a private placement of common shares to three officers of the Company in which the Company issued 167,112 shares of common stock valued at $1.12 and granted warrants to purchase 83,556 shares at $1.50 per share, exercisable until September 13, 1998. In consideration for these shares, the three officers provided $45,000 in cash and reduced obligations owed to them including a $50,000 short term advance and $93,000 in deferred salaries and other expenses.

     In conjunction with the Company's initial public offering, the Company's common shareholders agreed to escrow a portion of their holdings amounting to 92,000 shares. The escrowed shares would be released to the stockholders in the event certain conditions were met by February 7, 1996. None of the stated conditions were met at that date and as a result, all escrowed shares were forfeited and returned to authorized, but unissued common shares.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


c. Stock and Warrant Compensation

     The Company applies APB Opinion No. 25 and related interpretations in accounting for options and warrants issued to employees. Accordingly, no compensation cost has been recognized for issuances of options and warrants to employees at exercise prices not less than the market value of the Company's common stock on the grant dates. Had compensation cost for the Company's plans been determined consistent with FASB Statement No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                              1997              1996
                                              ----              ----
                                      (In thousands, except per share amounts)
     Net Loss           As Reported       $    (2,361)      $    (3,092)
                        Pro Forma              (2,962)           (3,474)
     Primary Earnings
     Per Share          As Reported       $     (0.44)      $     (0.86)
                        Pro Forma         $     (0.55)      $     (0.97)

     The fair value of each grant was determined using the Black-Scholes option pricing model with the following assumptions used for grants for 1997 and 1996: risk free interest rate of 6.50%; no expected dividend yield; expected lives of 5 years or the contractual term of the option or warrant, whichever is less and assumed volatility of approximately 242% and 133% in 1997 and 1996, respectively. The weighted average contractual term of the options was 10 years compared to a weighted average expected term of 5 years.

     During 1996, the Company capitalized $253,000 into software development costs related to the issuance of warrants to ESRI in accordance with SFAS 123 which is being amortized over two years. The Company recorded $126,00 and $53,000 of amortization expense related to this charge for the year ended December 31, 1997 and 1996 respectively.

d. Stock Option Plan

     The Company has a Stock Option Plan (the "Plan") to provide officers and other key employees options to purchase shares of the Company's common stock. On March 28, 1997, the Board of Directors approved an increase in the amount of shares issuable under the plan from 1,000,000 to 1,700,000. Under the terms of the Plan, the Board of Directors may grant officers and key employees either "non-qualified" or "incentive stock options" as defined by the Internal Revenue Service code and regulations and may grant non-qualified options to non-employee directors. Under the terms of the Plan, the purchase price of the shares subject to an option will be the fair market value of the Company's common stock on the date the option is granted. If the grantee owns more than 10% of the total combined voting power or value of all classes of stock on the date of grant, the purchase price shall be at least 110% of the fair market value at the date of grant and the exercise term shall be up to five years from the date of grant. All other options granted under the Plan are exercisable up to 10 years from the date of the grant. Options issued under the Plan generally vest over a three year period.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


     A summary of the status of the Company's stock option plan as of December 31, 1997 and changes during the years ended on those dates is presented below:

                                              1997                         1996
                                   --------------------------  ---------------------------
                                                     Weighted                     Weighted
                                                     -Average                     Average
Fixed                                                Exercise                     Exercise
Options                              Shares           Price       Shares           Price
-------                              ------           -----       ------           -----

Outstanding at beginning
of year                               720,745         $2.40       503,501          $3.06
Granted                             1,606,281          1.59       474,842           2.25
Exercised                              (2,819)         1.30       (15,708)          1.30
Forfeited                            (845,628)         2.49      (241,890)          3.55
                                   ----------                   ---------
Outstanding at end of year          1,478,579          1.47       720,745           2.40
                                   ==========                   =========
Options exercisable at year-end       770,978                     235,258
Weighted-average fair value             $1.58                      $2.23
of options granted during the
year

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                       Options Outstanding                                   Options Exercisable
--------------------------------------------------------------------      ------------------------
                                          Weighted         Weighted-                      Weighted
Range of                Number             Average          Average         Number        -Average
Exercise              Outstanding         Remaining        Exercise       Exercisable     Exercise
Prices                at 12/31/97      Contractual Life     Price         at 12/31/97      Price

$.45 to 1.30            263,584            7.5 years       $  .95          107,542         $1.15
  1.40                  811,993            9.8               1.40          430,365          1.40
  1.50 to 1.88          170,717            9.0               1.77          104,563          1.79
  1.91 to 2.56          232,285            8.4               2.09          128,508          2.14
                      ---------                                            -------
   .45 to 2.56        1,478,579            9.1               1.47          770,978          1.54
                      =========                                            =======

     In April 1997, the Board of Directors of the Company repriced the options held by certain employees. A total of 277,288 employee options ranging in exercise prices from $2.56 to $4.43 were repriced at $2.11 per share which approximated the estimated fair market value of the Company's common stock on the date of repricing.

     In October 1997, the Board of Directors of the Company issued to the President of the Company options to purchase 573,993 shares of the Company's common stock for $1.40 per share in exchange for the surrender of all current compensations-related options representing the right to buy 257,243 shares of the Company's common stock.

     In November 1997, the Board of Directors of the Company awarded options to a consultant as compensation for his services in locating additional sales personnel. A non-qualified option to purchase 7,500 shares of the Company's common stock was issued with an exercise price of $.453, which approximated the estimated fair market value of the Company's common stock on the date of issuance.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


     During the three months ended March 31, 1998, the Company issued options to purchase 139,000 shares of the Company's common stock. The options are exercisable at prices ranging from $0.29 to $1.09 per share. The stock options initially have ten-year terms. However, the option terms provide that the options shall expire five years from the date of issuance in the event that the company does not achieve Advance Board status on the Vancouver Stock Exchange within five years.

e. Stock Warrants

     A summary of the status of the Company's Warrants as of December 31, 1997 and 1996 and changes during the years ended on those dates is presented below:

                                     1997                        1996
                            -----------------------    -----------------------
                                          Weighted-                   Weighted
                                           Average                    -Average
                                          Exercise                    Exercise
Warrants                      Shares        Price       Shares          Price
--------                      ------        -----       ------          -----
Outstanding at
beginning of year           2,666,759       19.01      1,865,318        $26.88
Granted                             -        -         1,586,194          1.65
Exercised                           -        -          (469,554)         1.30
Forfeited                    (632,871)      66.80       (315,199)         6.01
                            ----------      -----       --------
Outstanding at
end of year                 2,033,888        4.14      2,666,759         19.01
                            =========                  =========
Warrants exercisable
 at year-end                2,029,167                  2,648,523
Weighted-average fair
value of warrants
granted during the year          -0-                       $0.88

     The following table summarizes information about Warrants outstanding at December 31, 1997:

                    Warrants Outstanding                           Warrants Exercisable
--------------------------------------------------------------    -----------------------
                                   Weighted          Weighted-                   Weighted
Range of             Number         Average           Average       Number       -Average
Exercise          Outstanding      Remaining         Exercise     Exercisable    Exercise
Prices            at 12/31/97   Contractual Life      Price       at 12/31/97     Price
------            -----------   ----------------      -----       -----------     -----

$.40 to .80          259,030          .4              $ .43          259,030      $  .43
1.30 to 1.40       1,419,639          .6               1.39        1,417,278        1.39
1.50 to 3.68         207,055         1.8               2.22          204,695        2.20
4.25 to 121.13       148,164         1.6              39.66          148,164       39.66
                  ----------                                      ----------
 .40 to 121.13     2,033,888         1.3               4.14        2,029,167        4.15
                   =========                                       =========


     The Company completed an initial public offering (the "Offering") for 52,900 Units (the "Units") in March 1992. Each Unit consists of two shares of common stock, two redeemable Class A Warrants, and one redeemable Class B Warrant. The Class A and Class B Warrants are transferable separately. These warrants expired on February 6, 1997. The Company sold an option to purchase up to 4,600 units, at 140% of the initial public offering price, to the Underwriter for $115. These units are identical to the Units sold to the public, except that the Class A and Class B Warrants are not redeemable by the Company. Certain of these warrants contain ratcheting provisions within the warrants which act to protect the warrant holder from below market financings by the Company. These warrants expired on February 6, 1997.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


During the three months ended March 31, 1998, the Company issued warrants to purchase 105,000 shares of the company's common stock. The warrants have three-year terms and are exercisable at prices from $0.29 to $1.20 per share.


Note 9. BUSINESS SEGMENT INFORMATION

     After the sale of Cimarron on December 11, 1997, the Company now operates one business segment. The segment information presented below reflects continuing operations which contains the Company's FindNow business and the Internet consulting business of Navigist which was sold on December 13, 1996. Discontinued operations contains Cimarron's business presentation services which were sold on December 11, 1997.

                                               1997                1996
                                               ----                ----
                                              (US dollars in thousands)
    Continuing Operations:
     Sales(1)                                $   1,053          $   1,124
     Income (loss) from operations              (1,569)            (2,978)(2)
     Identifiable Assets                         1,324              3,156

     Discontinued operations:
     Sales                                   $     852          $   1,082
     Income (loss) from operations                (792)(3)           (113)
     Identifiable Assets                             -              1,135

(1)  Intersegment sales are immaterial
(2) Includes charge for impairment of long-lived asset of $1,540,000 and $290,000 operating losses from Navigist
(3)  Includes charge to impairment of long-lived asset of $863,000


Note 10. COMMITMENTS AND CONTINGENCIES


a. Operating Lease Commitments

     The Company has noncancelable leases for its facilities and certain office equipment. At December 31, 1997, the Company was obligated under non-cancelable operating leases for its office facilities and equipment as follows:

     Year ending
     December 31,                                               (In thousands)
     1998.....................................................        $ 89
     1999.....................................................          41
                                                                      ----
                                                                      $130
                                                                      ====

     Rent expense related to operating leases was $124,000 and $201,000 for the years ended December 31, 1997 and 1996 respectively.

                      INFONOW CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
      Information for periods subsequent to December 31, 1997 is unaudited


b. Contingent Issuance of Stock Options

     In connection with an employment agreement, for an officer of the Company, the Company has agreed to grant additional options to purchase 10,000 shares of common stock in the first fiscal quarter in which the cumulative gross sales of the Internet Products Group is equal to or greater than $1,600,000. All of the awarded options will be issued at the fair market value on the date the option is earned and will vest over a 12 month period. Subsequent to December 31, 1997, the Company negotiated a new employment agreement with the officer which eliminated the provision of contingent options.

     A provision in the option agreement between the Company and the Company's President and CEO, provides for dilution protection. The agreement provides that additional options to purchase common shares shall be issued to Mr. Johnson equal to 10.7% of options exercised that were outstanding as of October 23, 1997.

     On October 23, 1997, the Company entered into an agreement with Michael Johnson, President and Chief Executive Officer of the Company. This agreement expires on April 23, 1999, and provides compensation to Mr. Johnson in the event the Company is sold while he is President of the Company or within 120 days after Mr. Johnson ceases to be President. The compensation to be paid is based on a varying percentage of the transaction value ranging from 4% of transaction values to 12% of transaction values. No compensation will be paid for transactions valued less than $7.5 million.


Note 11. RISKS AND UNCERTAINTIES


a. Credit Concentration and Dependence upon Certain Customers

     As of December 31, 1997, the Company had approximately 21 implemented long term service contracts for its FindNow service which contribute approximately equally to revenues. In addition the Company may perform specialized services on a contract basis which may account for a significant portion of the Company's revenue in a given period. In 1997, two customers accounted for 29% of the Company's total revenues. A single customer accounted for 16% of the Company's total revenue in 1996.

b. Continuing Operating Losses

     The Company has experienced recurring losses from operations since inception and incurred a net loss from continuing operations of $1,609,000 for the year ended December 31, 1997. Further, the Company required cash to fund operations of $1,205,000 and $365,000 for the years ended December 31, 1997 and 1996 respectively. The Company expects to continue to incur operating losses throughout the first half of 1998 due to the continued development, sales and administrative costs related to the development of its FindNow system. Although the Company believes that it has sufficient cash to operate its business during the next twelve months, the Company's continuing losses raise substantial doubt about the Company's ability to continue as a going concern because it has not yet demonstrated the ability to generate positive cash flows from operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amount and classification of liability carrying amounts that might result should the Company be unable to continue as a going concern.

     In addition to current sales efforts, the Company is currently evaluating several other options to raise additional capital and is considering changes in its operations in the event that additional capital cannot be obtained externally. Options being considered include a small private placement, potential proceeds from the exercise of expiring "in-the-money" warrants, the sale-leaseback of certain owned equipment and reduction of operating costs of the Company.

========================================   =====================================
     No person  has been  authorized  to
give  any  information  or to  make  any
representations    other    than   those
contained  in this  Prospectus,  and, if
given  or  made,  such   information  or             3,896,430 Shares
representations  must not be relied upon
as   having   been   authorized.    This
Prospectus  does not constitute an offer
to sell or the solicitation of any offer
to buy any  securities  other  than  the
securities  to  which it  relates  or an            InfoNow Corporation
offer to sell or the  solicitation of an
offer  to  buy  such  securities  in any
circumstances  in  which  such  offer or
solicitation  is  unlawful.  Neither the
delivery of this Prospectus nor any sale
made   hereunder   shall,    under   any              Common Stock
circumstances,  create  any  implication        (par value $.001 per share)
that  there  has been no  change  in the
affairs  Common  Stock  of  the  Company
since  the date  hereof or that the (par
value   $.001  per  share)   information
contained  herein is  correct  as of any
time subsequent to its date.                          ------------


            TABLE OF CONTENTS
                                     Page                [GRAPHIC]
                                                    InfoNow Company Logo
Available Information...................2
Prospectus Summary......................3
Risk Factors............................5
The Company.............................9
Use of Proceeds........................10
Market for the Company's                                  InfoNow
  Common Stock.........................11               Corporation
Determination of Offering Price........11
Dividend Policy........................11
Capitalization.........................12
Selected Financial Data................13
Management's Discussion and Analysis...13
Business...............................17
Changes in Company's Certifying
  Accountant...........................23
Management.............................24
Principal Stockholders.................32
Certain Transactions...................34
Selling Stockholders...................35
Plan of Distribution...................37
Description of Securities..............37
Indemnification........................39
Shares Eligible for Future Sale........39
Certain U.S. Tax Consequences
  to Non-U.S. Holders
  of Common Stock......................40
Legal Matters..........................42
Experts................................42
Consolidated Financial Statements.....F-1





=========================================   ====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The information in this Item gives retroactive effect to a 1-for-25 reverse stock split of the Company's Common Stock which was effective April 7, 1995.

     The Registrant sold the following unregistered securities during 1995:

     (1) On March 30, 1995, the Company delivered to Sigma Security (Europe LTD.) a convertible promissory note in the amount of $50,000, convertible into Common Stock for $.80 per share. The note was subsequently converted into 64,401 shares of Common Stock in May 1995. In connection with such conversion, the Company issued a warrant to purchase 62,500 shares of Common Stock at $1.30 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (2) On May 9, 1995 the Company issued to the Lenders 299,028 shares of Common Stock and warrants to purchase 299,028 shares of Common Stock at prices ranging from $1.30 to $2.60 in exchange for all remaining principal and accrued interest through April 30, 1995 on the Master Note ($458,046) and 37,665 shares of Series A Preferred Stock.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (3) On May 22, 1995, the Company sold an aggregate of 1,039,846 shares of Common Stock to 13 accredited investors (9 Canadian residents and 4 United States residents), for an aggregate purchase price of $1,351,800. In connection with such transaction, the Company issued to a placement agent a warrant to purchase 100,000 shares of Common Stock at $1.30 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions provided by Regulation D and Regulation S of the Securities Act.

     (4) On May 22, 1995, the Company issued 533,334 shares of Common Stock (aggregate value of $693,334) to Donald Cohen and a secured convertible promissory note in the aggregate principal amount of $300,000 to Therese Cohen in exchange for all of the outstanding capital stock of Cimarron International, Inc. In connection with the acquisition, the Company issued warrants to purchase 107,844 shares of Common Stock, exercisable at $.40 per share, to Opus Capital, Inc. for its advisory services in connection with the transaction.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (5) On May 22, 1995, Nahum Rand, Chairman of the Board of the Company, was issued 48,077 shares of Common Stock valued at $1.30 per share, as well as a warrant to purchase 125,000 shares of Common Stock at $0.40 per share, in consideration for services as Chairman of the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (6) On May 22 1995, in consideration for financial advisory services, the Company issued warrants to purchase Common Stock at an exercise price of $.40 per share to the following persons in the following amounts: --Dieter Heidrich, 170,065 shares, Daryl Yurek, 170,065 shares, and Copeland Consulting Group, Inc., 120,043 shares. Gene Copeland, a director of the Company is a principal of Copeland Consulting Group, Inc.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (7) On May 22 1995, in consideration for marketing consulting, the Company issued to a consultant warrants to purchase 37,500 shares of Common Stock at exercise prices ranging from $.40 to $.80 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (8) On June 19, 1995, the Company issued warrants to purchase 16,650 shares of Common Stock at $2.25 to director Nahum Rand in consideration for services as Chairman of the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (9) On July 17, 1995, the Company issued to each of Dieter Heidrich and Daryl Yurek warrants to purchase 25,000 shares of Common Stock at $2.25 per share for financial advisory services.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (10) On June 30, 1995, the Company issued 16,737 shares of Common Stock to certain vendors of the Company in consideration for the cancellation of Company accounts payable of approximately $38,511.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (11) On August 21, 1995, the Company issued 67,731 shares of Common Stock to an existing stockholder in consideration for $39,961.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Regulation S of the Securities Act.

     (12) On August 23, 1995, the Company issued 498,621 shares of Common Stock (aggregate value of $2,119,139) and promissory notes in the aggregate principal amount of $50,000 to Paul D. Barker ($2,500); Craig Michaelis ($23,970); David Wertzberger ($13,970); and Michael Yates ($19,560) in exchange for all of the outstanding capital stock of Navigist, Inc. In connection with the acquisition, the Company issued to Opus Capital, Inc. and Copeland Consulting Group, Inc. warrants to purchase an aggregate of 91,920 shares of Common Stock at exercise prices ranging $.40 to $3.25 per share, for advisory services in connection with the transaction. In addition, the Company issued a warrant to purchase 24,000 shares of Common Stock at $4.25 to a consultant of Navigist, Inc.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (13) On October 10, 1995, for management advisory services performed, the Company issued warrants to purchase Common Stock at $.40 per share to Copeland Consulting Group, Inc., Dieter Heidrich and Daryl Yurek, in the amounts of 23,486, 35,229 and 35,229 shares respectively.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (14) On December 1, 1995, Michael Johnson, assignee of Therese Cohen, converted a convertible promissory note in the principal amount of $300,000 into 230,769 shares of Common Stock.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (15) In June 1995 the Company issued to Mark Bronder, former Chief Executive Officer of the Company, 14,072 shares of the Company's Common Stock, valued at $2.38 per share for accrued salary and expenses of approximately $33,474.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     The Registrant sold the following unregistered securities during 1996:

     (1) On March 29, 1996 the Company executed a promissory note to Kevin Andrew, the Company's Chief financial Officer, in the amount of $100,000, secured by all the receivables of the Company. The note can be converted into common stock at $3.00 per share at any time prior to maturity.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (2) On March 5, 1996, the Company issued a warrant to Environmental Systems Research Institute, Inc. to purchase 115,000 shares of Common Stock at $2.63 per share in connection with an agreement to provide services to the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (3) On September 13, 1996, the Company issued an aggregate of 167,111 shares of Common Stock and warrants to purchase an aggregate of 83,556 shares of Common Stock at a purchase price of $1.50 each in return for $188,000 net proceeds as follows:

         Michael Johnson contributed $93,000 in cash, deferred salary and deferred expenses for 82,667 shares and 41,333 warrants; W. Brad
         Browning contributed $75,000 in cash for 66,667 shares and 33,333 warrants; and Kevin Andrew contributed $20,000 in deferred salary for 17, 778 shares and 8,889 warrants

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (4) On December 6, 1996, the Company sold an aggregate of 2,014,723 Units, each Unit consisting of one share of Common Stock and one non-transferrable share purchase warrant, to 17 accredited investors (9 nonUnited States residents and 8 United States residents), for an aggregate purchase price of $2,820,612. Two share purchase warrants entitle the holder to acquire one additional Common share at $1.40 per share. In connection with the transaction, the Company issued a warrant to purchase 105,000 shares of Common Stock at $1.40 to Cruttenden Roth, Inc. for services rendered in connection with the placement.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions contained in Section 4(2) and provided by Regulation S of the Securities Act.

     The Registrant sold no unregistered securities during 1997.

     The Registrant sold the following unregistered securities during 1998:

     (1) On January 23, 1998, the Company issued warrants to purchase 30,000 shares of Common Stock to a consultant who performed recruiting consulting services for the Company. The warrant has an exercise price of $.29 per share and expires January 23, 2001.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (2) On March 2, 1998, the Company issued 2,000 shares of Common Stock with an aggregate value of $1,660 to a non-U.S. resident in connection with a loan to the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions provided by Regulation S of the Securities Act.

     (3) On March 27, 1998, the Company sold an aggregate of 450,000 shares of Common Stock to two accredited investors for an aggregate purchase price of $787,500.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions provided by Regulation D of the Securities Act.

     (4) On April 9, 1998, the Company issued 37,500 shares of Common Stock to an existing shareholder upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $22,000, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.


     (5) On May 22, 1998, the Company issued 224,517 shares of Common Stock to existing shareholders upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $89,807, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (6) On May 22, 1998, the Company issued 50,000 shares of Common Stock to an existing shareholder upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $65,000, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions provided by Regulation S of the Securities Act.

     (7) On June 5, 1998, the Company issued 551,630 shares of Common Stock to existing shareholders upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $772,281, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption contained in Section 4(2) of the Securities Act.

     (8) On June 5, 1998, the Company issued 134,250 shares of Common Stock to existing shareholders upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $188,949, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemptions provided by Regulation S of the Securities Act.

ITEM 27.          EXHIBITS

     (a) The following documents are filed herewith and made a part of this Registration Statement:

Exhibit
Number                     Description of Exhibit
------                     ----------------------


1.1*     Form of Selling Agreement

3.1      Certificate of Incorporation of the Company, as Amended.(A)
3.3      Bylaws of the Company, as Amended.(B)
4.1 Form of Common Stock Certificate for the Registrant's Common Stock, $.001 par value per share.(B)
4.4      Form of Class C  Warrant.(C)

5.1*     Opinion  of Chrisman,  Bynum & Johnson,  P.C.

10.3 Conversion Agreement by and between the Registrant and Gilman Securities Corporation dated as of August 19, 1993.(D)
10.14    InfoNow Corporation 1990 Stock Option Plan, as amended.(A)
10.27 Opus Agreements to Provide Financial Advisory Services dated May 23, 1995, July 17, 1995, August 2, 1995 and October 10, 1995.(E)
10.29 Employment Agreement between the Company and W. Brad Browning dated January 9, 1996.(E)
10.30    Employment Agreement between the Company and Kevin Andrew dated
         March 1, 1996.(E)
10.32 Agreement between the Company and Environmental Systems Research Institute, Inc. ("ESRI") dated March 6, 1996.(E)
10.33 Stock Purchase and Sale Agreement by and among VDC Paradigms, Inc., Craig Michaelis, David Wertzberger and InfoNow Corporation dated December 13, 1996.(A)
10.34    Employment Agreement between the Company and Donald E. Cohen dated
         May 22, 1995, as  amended.(A)
10.35 Asset Sale Agreement for sale of assets to Cimarron Dog and Pony Company, Inc. dated December 11, 1997.(F)
10.36    Michael W. Johnson employment agreement dated January 1, 1998.(F)
10.37 Agreement dated October 23, 1997 between the Company and Michael W. Johnson regarding sale of the Company.(F)
16.1     Letter from Arthur  Andersen LLP dated January 27, 1997.(G)
23.1     Consent of Hein + Associates LLP.


23.2* Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1).
24.1*    Power of Attorney (included in signature page of original filing).
-----------------------

*        Previously filed.


(A) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
(B) Incorporated by reference from Registration Statement No. 33-43035 on Form S-1 dated February 14, 1992.
(C) Incorporated by reference from Post-Effective Amendment No. 2 to Registration Statement No. 33-43035 on Form S-1 dated July 13, 1993.
(D) Incorporated by reference from Post-Effective Amendment No. 3 to Registration Statement No. 33-43035 on Form S-1 dated September 30, 1996.
(E) Incorporated by reference from the Company's Annual Report on Form 10-K for year ended December 31, 1995.
(F) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(G) Incorporated by reference from the Company's Current Report on Form 8-K dated January 27, 1997.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 13th day of July, 1998.

                                    INFONOW CORPORATION

                                    By:   /s/ Michael W. Johnson
                                         ---------------------------------------
                                    Michael W. Johnson, Chief Executive Officer




     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                        Title                      Date
----                                        -----                      ----

 /s/ Michael W. Johnson         President, Chief Executive Office  July 13, 1998
------------------------------  (Principal Executive Officer)
Michael W. Johnson              and Director

 /s/ Kevin D. Andrew            Vice President, Chief Financial    July 13, 1998
------------------------------  Officer, Secretary and Treasurer
Kevin D. Andrew                 (Principal Financial and Accounting
                                Officer)

            *                   Director                           July 13, 1998
------------------------------
Michael D. Basch

            *                   Vice Chairman and Director         July 13, 1998
------------------------------
Donald E. Cohen

            *                   Chairman and Director              July 13, 1998
------------------------------
Nahum Rand

             *                  Director                           July 13, 1998
------------------------------
Duane H. Wentworth

* By: /s/ Michael W. Johnson
------------------------------
          Michael W. Johnson,
           Attorney in Fact



                                            INDEX TO EXHIBITS

Exhibit                                                                                                          Sequential
Number            Description                                                                                     Page No.
------            -----------                                                                                     --------


1.1*              Form of Selling Agreement

3.1               Certificate of Incorporation of the Company, as Amended.(A)
3.3               Bylaws of the Company, as Amended.(B)
4.1               Form of Common Stock Certificate for the Registrant's Common Stock, $.001 par value per share.(B)
4.4               Form of Class C Warrant.(C)

5.1*              Opinion of Chrisman, Bynum & Johnson, P.C.

10.3              Conversion Agreement by and between the Registrant and Gilman Securities Corporation dated as of August 19, 1993.(D)
10.14             InfoNow Corporation 1990 Stock Option Plan, as amended.(A)
10.27             Opus Agreements to Provide Financial Advisory Services dated May 23, 1995, July 17, 1995,
                  August 2, 1995 and October 10, 1995.(E)
10.29             Employment Agreement between the Company and W. Brad Browning dated January 9, 1996.(E)
10.30             Employment Agreement between the Company and Kevin Andrew dated March 1, 1996.(E)
10.32             Agreement between the Company and Environmental Systems Research Institute, Inc. ("ESRI")
                  dated March 6, 1996.(E)
10.33             Stock Purchase and Sale Agreement by and among VDC Paradigms, Inc., Craig Michaelis, David
                  Wertzberger and InfoNow Corporation dated December 13, 1996.(A)
10.34             Employment Agreement between the Company and Donald E. Cohen dated May 22, 1995, as amended.(A)
10.35             Asset Sale Agreement for sale of assets to Cimarron Dog and Pony Company, Inc. dated December
                  11, 1997.(F)
10.36             Michael W. Johnson employment agreement dated January 1, 1998.(F)
10.37             Agreement dated October 23, 1997 between the Company and Michael W. Johnson regarding sale of the Company.(F)
16.1              Letter from Arthur  Andersen LLP dated January 27, 1997.(G)
23.1              Consent of Hein + Associates LLP

23.2*             Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1).
24.1*             Power of Attorney (included in signature page of original filing).

-----------------------
*    Previously filed.


(A) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
(B) Incorporated by reference from Registration Statement No. 33-43035 on Form S-1 dated February 14, 1992.
(C) Incorporated by reference from Post-Effective Amendment No. 2 to Registration Statement No. 33-43035 on Form S-1 dated July 13, 1993.
(D) Incorporated by reference from Post-Effective Amendment No. 3 to Registration Statement No. 33-43035 on Form S-1 dated September 30, 1996.
(E) Incorporated by reference from the Company's Annual Report on Form 10-K for year ended December 31, 1995.
(F) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(G) Incorporated by reference from the Company's Current Report on Form 8-K dated January 27, 1997.